Exhibit 10.1

EXECUTION VERSION

FINANCING AGREEMENT

Dated as of December 11, 2012

by and among

OTG MANAGEMENT, INC. and OTG CONSOLIDATED HOLDINGS, INC.,
as Parent Guarantors,

OTG MANAGEMENT, LLC,
as Borrower,

THE OTHER PERSONS PARTY HERETO AS SUBSIDIARY GUARANTORS,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC,
as Collateral Agent and Administrative Agent

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ii

TABLE OF CONTENTS (continued)

		Page

Section 12.20	Patriot Act	124
Section 12.21	Advertising and Publicity	124
Section 12.22	Integration	124
Section 12.23	Debtor-Creditor Relationship	125

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Joint Venture Subsidiaries
Schedule 1.01(C)	Existing Letters of Credit
Schedule 1.01(D)	Investor Notes
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Lease Obligations
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Tradenames
Schedule 6.01(ff)	Collateral Locations
Schedule 6.01(ll)	Existing Concession Agreements
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 8.01	Deposit Banks

Exhibit A	Form of Guaranty
Exhibit B	Form of Security Agreement
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of LIBOR Notice
Exhibit F	Form of Blatstein Pledge Agreement
Exhibit G	Form of Borrowing Base Certificate

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FINANCING AGREEMENT

Financing Agreement, dated as of December 11, 2012, by and among OTG Consolidated Holdings, Inc., a Pennsylvania corporation (the “Parent”), OTG Management, Inc., a Pennsylvania corporation (“OTG”, and together with Parent, the “Parent Guarantors”), OTG Management, LLC, a Delaware limited liability company (the “Borrower”), each Subsidiary (as defined below) of the Parent and the Borrower signatory hereto as Subsidiary Guarantors or which becomes a Subsidiary Guarantor pursuant to Section 7.01(b)(i) hereof (each a “Subsidiary Guarantor”, and collectively, jointly and severally, the “Subsidiary Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and Highbridge Principal Strategies, LLC, a Delaware limited liability company (“Highbridge”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and as administrative agent for the Lenders (in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of (a) a term loan in the original principal amount of $100,000,000, (b) a Delayed Draw Term Loan (as defined below) in an aggregate principal amount not to exceed $90,000,000, and (c) a revolving credit facility in an aggregate principal amount not to exceed $10,000,000 at any time outstanding. The proceeds of the term loan shall be used to refinance existing indebtedness of the Borrower and its Subsidiaries (including providing cash collateral for any existing letters of credit), to pay a one-time shareholder distribution to OTG in an aggregate amount of $1,000,000, and to pay fees and expenses related to this Agreement (as defined below). The proceeds of the Delayed Draw Term Loans shall be used to finance certain projects at airports, including, without limitation, start-up and preopening costs (including security deposits), and to collateralize letter of credit obligations, if necessary, in connection with such projects and to repurchase warrants owned by Ares and Octavian (each as defined below), in an aggregate amount of up to $10,000,000. The proceeds of the loans made under the revolving credit facility shall be used for general corporate and working capital purposes of the Borrower and its Subsidiaries. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01     Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“ACH” means the automated clearing house system for financial transactions in the United States.

“Action” has the meaning specified therefor in Section 12.12.

“additional amount” has the meaning specified therefor in Section 2.08(a).

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Secured Parties under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, (A) Eric J. Blatstein and his Family Members and Family Trusts shall be considered an “Affiliate” of the Loan Parties and (B) in no event shall any Secured Party (or any of its Affiliates or Related Funds) be considered an “Affiliate” of any Loan Party.

“After Acquired Property” has the meaning specified therefor in Section 7.01(o).

“Agent” has the meaning specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Amortization Percentage” means 1.25% from June 30, 2015 to June 30, 2016 and 2.5% thereafter.

“Applicable Law” shall mean any and all laws, regulations, ordinances or other legally binding rules, judgments, orders, decrees, permits, concessions, grants, franchises or governmental restrictions issued or promulgated by a Governmental Authority and applicable to the matter in question.

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“Applicable Prepayment Premium” means, as of any date of determination, solely with respect to any payment of any Delayed Draw Term Loan or the Term Loan (other than any payment made pursuant to Section 2.05(c)(i), an amount equal to: (i) during the period from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, the Make-Whole Premium; (ii) during the period after the date that is the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, 1.0% times the outstanding principal balance of the Loans being repaid, and (iii) during any period after the date that is the second anniversary of the Effective Date, 0%.

“Ares” means Ares Capital Corporation, a Maryland corporation.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit D hereto or such other form reasonably acceptable to the Collateral Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Blatstein Note” means the Amended and Restated Demand Promissory Note dated as of July 31, 2011, issued by the Parent, OTG and the Borrower in favor of Eric J. Blatstein, as in effect on the date hereof.

“Blatstein Pledge Agreement” means a pledge agreement made by Eric J. Blatstein in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrower Securityholders Agreement” means that certain Securityholders Agreement, dated as of the date hereof, by and among the Borrower, the shareholders of the Borrower, and the holders of the Borrower Warrants, as amended, restated, supplemented or modified from time to time thereafter in accordance with the terms thereof and the terms of Section 7.02(m) hereof.

“Borrower Warrants” means (i) the warrant certificates covering the purchase of common Capital Stock of the Borrower issued to Ares and its Affiliates and Octavian and delivered to Ares and its Affiliates and Octavian on the Effective Date, and (ii) Warrants (as defined in the Mezzanine Note Purchase Agreement).

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“Borrowing Base” means, as of any date of determination, the result of:

(i)          (A) the Leverage Multiple times (B) Consolidated EBITDA of OTG and the Parent and its Subsidiaries for the twelve consecutive month period most recently ended, as reflected in the most recent financial statements delivered by the Borrower to the Agents pursuant hereto, minus

(ii)         the sum of (A) the outstanding Delayed Draw Term Loans, plus (B) the outstanding Term Loan, plus (C) such reserves as the Administrative Agent may deem appropriate in the good faith exercise of its reasonable business judgment based upon the usual lending practices of the Administrative Agent, including reserves with respect to (1) sums that OTG, the Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (2) amounts owing by OTG, the Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of the Collateral Agent likely would have a priority superior to the Collateral Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(iii), substantially in the form of Exhibit G.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close; provided that, with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, Business Day shall mean any Business Day on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Business Trade Secrets” has the meaning specified therefor in Section 6.01(w).

“Buyer” has the meaning specified therefor in Section 12.07(b)(ii).

“Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the fixed assets of any other Person.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

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“Capitalized Lease” means, with respect to any Person, any lease of, or any other arrangement conveying the right to use, real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means all cash and any deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

“Change in Law” has the meaning specified therefor in Section 4.05(a).

“Change of Control” means each occurrence of any of the following:

(a)         the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder of beneficial ownership of more than 40% of the aggregate outstanding voting power of the Capital Stock of the Parent;

(b)        during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;

(c)         Eric J. Blatstein and his Family Members and Family Trusts shall, in the aggregate, cease to have, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 51% of the aggregate outstanding voting power or economic interests of the Capital Stock of the Borrower free and clear of all Liens (other than any Liens granted under the Loan Documents and the Mezzanine Loan Documents);

(d)        the Borrower shall cease to have, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (i) 100% of the aggregate voting power of the Capital Stock of each other Loan Party that is a wholly-owned Subsidiary of the Borrower on the Effective Date, free and clear of all Liens (other than any Liens granted under the Loan Documents and Permitted Liens) and (ii) the percentage that it held as of the Effective Date of the aggregate voting power of the Capital Stock of each other Loan Party that is a Subsidiary of the Borrower but not a wholly-owned Subsidiary of the Borrower, free and clear of all Liens (other than any Liens granted under the Loan Documents and Permitted Liens);

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(e)         (i) except to the extent otherwise expressly permitted under Section 7.02(c)(i) or (iv) hereof, any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, (ii) except to the extent otherwise expressly permitted under Section 7.02(c)(i) or (iv) hereof, any Qualified Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person (including any Person other than a Qualified Loan Party), or (iii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Capital Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (iii) in which either (A) in the case of any such transaction involving the Parent, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder has, directly or indirectly, acquired beneficial ownership of more than 40% of the aggregate outstanding voting Capital Stock of the Parent or (B) in the case of any such transaction involving a Loan Party other than the Parent, the Parent has beneficial ownership of (1) 100% or (2) the percentage that it held in such Loan Party as of the Effective Date, in each case, of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity;

(f)         Eric J. Blatstein shall cease to be involved in the day to day operations and management of the business of any of the Parent, OTG or the Borrower and a replacement reasonably acceptable to the Required Lenders has not been employed by the Parent, OTG and/or the Borrower, as applicable, within 90 days of the date of cessation; or

(g)        any “Change of Control” or similar term, as defined in any of the Mezzanine Loan Documents.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person in favor of the Collateral Agent, as security for all or any part of the Obligations, which shall not include any Excluded Assets (as defined in the Security Agreement).

“Collateral Agent” has the meaning specified therefor in the preamble hereto. “Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collection Account” and “Collection Accounts” have the meanings specified therefor in Section 8.01(a).

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment, Delayed Draw Term Loan Commitment, and Term Loan Commitment.

“Concession Agreement” means any concession agreement, lease, sublease and/or license entered into by any Loan Party or any of its Subsidiaries with any Governmental Authority or other Person, pursuant to which such Loan Party or such Subsidiary leases or subleases space (as lessee or sublessee) located at airports and contracts to provide food and/or beverage services, and shall include the Existing Concession Agreements.

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“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (a) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period to the extent deducted in determining the Consolidated Net Income of such Person for such period: (i) Consolidated Net Interest Expense, (ii) provision for taxes based on income, profits or capital, including federal, foreign and state, franchise, excise and similar taxes, (iii) depreciation expense, (iv) amortization expense, (v) fees, costs and expenses incurred in connection with debt or equity issuances, acquisitions, investments, sales or divestitures permitted hereunder, in each case, acceptable to the Agents in their sole discretion exercised reasonably, (vi) extraordinary business development expenses acceptable to the Agents in their sole discretion exercised reasonably, (vii) any non-recurring expenses consistent with past practices and acceptable to the Agents in their sole discretion exercised reasonably, and (viii) non-cash minority interests in JV Entities, less (b) cash Minority JV Distributions (i) made in the ordinary course of business and/or (ii) made other than in the ordinary course of business or upon dissolution of a JV Entity to the extent that the aggregate amount of cash Minority JV Distributions referred to in this subclause (ii) exceeds $1,000,000 in any twelve month period and $2,500,000 in the aggregate during the term of this Agreement. For the purposes of this definition, if, as of any date of determination, there is a default under any transaction document governing Indebtedness (other than Subordinated Indebtedness) of a JV Entity owed to any Person (other than a Loan Party or its Subsidiaries) and (A) such JV Entity is not a party to a Concession Agreement that is in full force and effect as of such date of determination, and (B) the Loan Parties have not delivered to Agents a plan, in form and substance reasonably satisfactory to Agents, evidencing that a Subsidiary of the Parent will be the lessee at an airport to provide food or beverage services at the same or a comparable space leased by such JV Entity under its prior Concession Agreement for at least the next (4) consecutive fiscal quarters, then (1) for the purposes of Sections 7.03(a), 7.03(b) and 7.03(c), the calculation of Consolidated EBITDA of OTG and the Parent and its Subsidiaries for the (4) consecutive fiscal quarters ended immediately prior to such date of determination shall be made as if such JV Entity was not a Subsidiary of the Parent during such (4) consecutive fiscal quarters, and (2) for the purposes of the Borrowing Base, the calculation of Consolidated EBITDA of OTG and the Parent and its Subsidiaries for the 12 consecutive month period most recently ended prior to such date of determination, as reflected in the most recent financial statements delivered by the Borrower to Agents pursuant hereto, shall be made as if such JV Entity was not a Subsidiary of the Parent during such 12 consecutive month period.

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness for borrowed money and letters of credit of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date (including, in any event, with respect to OTG and the Parent and its Subsidiaries, the Loans, the Mezzanine Notes, the Repurchase Notes and all Indebtedness described on Schedule 7.02(b) and, excluding in any event, the Indebtedness under the IBEX Settlement Agreement, any Investor Notes, any Deferred Note and the Blatstein Note.

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“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non-recurring gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits, (d) effects of discontinued operations, (e) interest income (including interest paid-in-kind) and (f) the income of any Subsidiary of such Person to the extent that the declaration or payment of dividends or other distributions by such Subsidiary to such Person is not permitted under its organizational documents, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation binding on such Subsidiary, but only to the extent of such restriction or limitation, unless such Subsidiary is a Loan Party and application of such income to the payment of the Obligations is not subject to any such restriction or limitation, and except to the extent of the amount of dividends or distributions paid to such Person.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

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“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Agreement” means the Contribution Agreement, dated as of the Effective Date, duly executed by each Loan Party, in form and substance satisfactory to the Collateral Agent.

“Credit Party” means any Loan Party and Eric J. Blatstein, provided that Eric J. Blatstein shall only be a Credit Party to the limited extent of the Blatstein Pledge Agreement.

“Current Value” has the meaning specified therefor in Section 7.01(o).

“DBE” or “Disadvantaged Business Enterprise” means a small business enterprise that has been certified by a Governmental Authority as a disadvantaged business enterprise, as defined in 49 CFR, Part 23.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (ii) has otherwise failed to pay over to any Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (iii) has been deemed insolvent or become the subject of an Insolvency Proceeding.

“Deferred Note” means any unsecured promissory note issued by the Borrower to Ares, Octavian, or Highbridge (or any of its Affiliates or Related Funds) as consideration in connection with a Specified Warrant Purchase; provided that such promissory note (a) has a maturity date no earlier than December 11, 2018, (b) does not permit or require any cash payments (whether in respect of interest, principal or other amounts) prior to December 11, 2018, (c) is otherwise on terms reasonably satisfactory to the Collateral Agent, and (d) is subject to a subordination agreement reasonably satisfactory to the Collateral Agent.

“Delayed Draw Term Loans” has the meaning specified therefor in Section 2.01(a)(ii).

“Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

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“Delayed Draw Term Loan Commitment Expiry Date” means June 11, 2015.

“Delayed Draw Term Loan Lender” means a Lender with a Delayed Draw Term Loan Commitment.

“Deposit Bank” has the meaning specified therefor in Section 8.01(a).

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Effective Date” means the date, on or before December 11, 2012, on which all of the conditions precedent set forth in Section 5.01 and 5.03 are satisfied or waived and the initial Loans are made.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest; or (iv) otherwise caused by or attributable to the acts or omissions of any Loan Party or any of its Subsidiaries.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

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“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any other Person (whether or not incorporated) which would be treated as a single employer together with such Person pursuant to Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Event of Default” means any of the events set forth in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for each fiscal year, (i) Consolidated Net Income of such Person and its Subsidiaries for such fiscal year, plus (ii) all non-cash items of such Person and its Subsidiaries deducted in determining Consolidated Net Income for such fiscal year, less (iii) the sum of (A) all non-cash items of such Person and its Subsidiaries added to the calculation of Consolidated Net Income for such fiscal year, (B) all voluntary, scheduled or mandatory cash principal payments on the Loans made during such fiscal year (but, in the case of Revolving Loans, only to the extent that the commitment with respect thereto is permanently reduced by the amount of such payments), and all scheduled cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such fiscal year to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the commitment with respect thereto is permanently reduced by the amount of such payments), (C) all Tax Distributions made by such Person and its Subsidiaries during such fiscal year to the extent permitted to be made under this Agreement, (D) the cash portion of Capital Expenditures made or reserved by such Person and its Subsidiaries during such fiscal year to the extent permitted to be made or reserved under this Agreement (other than to the extent that such Capital Expenditures are financed with, or made or reserved using, the proceeds of Indebtedness incurred by such Person or one of its Subsidiaries, and (E) all Minority JV Distributions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Excluded Deposit Accounts” means each of the deposit accounts of the Loan Parties specified on Schedule 1.01(F) (as such schedule may be updated from time to time with the written consent of the Collateral Agent, which consent shall not be unreasonably withheld); provided, that the aggregate amount of cash on deposit in such accounts does not exceed an amount (up to $15,000,000) necessary to facilitate the issuance of letters of credit to provide credit support for obligations of the Borrowers and Guarantors incurred in the ordinary course of business and otherwise permitted under the Loan Documents without the posting of cash collateral.

“Excluded Entity” means each Person identified by the Credit Parties to the Collateral Agent as such in writing prior to the date hereof (as such writing may be updated from time to time with the written consent of the Required Lenders (which consent shall not be unreasonably withheld).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Agent or Lender or required to be withheld or deducted from a payment to any such Agent or Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of such Agent or Lender being organized under the laws of, or having its principal office, or its applicable lending office, located in the jurisdiction imposing such Tax (or any political subdivision thereof), (b) that are Other Connection Taxes (c) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Agent or Lender pursuant to a law in effect on the date on which (x) such Lender acquires the applicable interest in the Loan Document (or, if such Lender is a partnership or other flow-through entity for U.S. Federal Tax purposes, the date on which the relevant partner or member of such Lender becomes a partner or member thereof, if later) or (y) such Agent or Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Agent or Lender’s assignor immediately before such Agent or Lender became a party hereto or to such Agent or Lender immediately before it changes its lending office, (d) Taxes attributable to such Agent or Lender’s failure to comply with Section 2.08(d) and (e) Taxes imposed under FATCA

“Existing Concession Agreements” has the meaning specified therefor in Section 6.01(ll).

“Existing Credit Facilities” means, collectively, the credit facilities evidenced by the Existing First Lien Credit Agreement and the Existing Second Lien Credit Agreement.

“Existing First Lien Agent” means Highbridge Principal Strategies, LLC, in its capacities as administrative agent and collateral agent under the Existing First Lien Credit Agreement.

“Existing First Lien Credit Agreement” means that certain First Lien Financing Agreement, dated as of August 9, 2011, by and among the Parent Guarantors, the Borrower, each Subsidiary of the Borrower party thereto, the lenders party thereto and the Existing First Lien Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

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“Existing Letters of Credit” means the letters of credit for the account of the Borrower that are existing on the Effective Date and listed on Schedule 1.01(C) (and including any contract bonds or surety bonds listed on such schedule).

“Existing Second Lien Agent” means Ares, in its capacity as collateral agent and administrative agent under the Existing Second Lien Credit Agreement.

“Existing Second Lien Credit Agreement” means that certain Second Lien Financing Agreement, dated as of August 9, 2011, by and among the Parent Guarantors, the Borrower, each Subsidiary of the Borrower party thereto, the lenders party thereto and the Existing Second Lien Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Extraordinary Receipts” means any cash received by OTG, the Parent or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments, (vii) any purchase price adjustment received in connection with any purchase agreement and (vii) any termination fees and similar fees payable pursuant to a Concession Agreement, including, without limitation, any payments of unamortized construction costs.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage or adoption to such individual.

“Family Trust” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of Family Members of such individual and in respect of which such individual serves as trustee or in a similar capacity.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated as of the date hereof by and between the Borrower and the Agents.

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“Final Maturity Date” means December 11, 2017, or such earlier date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Financial Statements” means (i) the audited consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of (A) OTG and (B) the Parent and its Subsidiaries for the Fiscal Year ended December 25, 2011, and (ii) the unaudited consolidated balance sheets of (A) OTG and (B) the Parent and its Subsidiaries for the ten months ended October 21, 2012, and the related consolidated statements of operations, shareholder’s equity and cash flows for the ten months then ended.

“First Lien Indebtedness” means, as of any date of determination, the sum of (i) the amount of outstanding Revolving Loans, plus (ii) the amount of outstanding Delayed Draw Term Loans, plus (iii) the amount of outstanding Term Loan.

“First Lien Leverage Ratio” has the meaning ascribed to such term in Section 7.03(c).

“Fiscal Year” means the fiscal year of OTG and the Parent and its Subsidiaries.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period minus Maintenance Capital Expenditures made by such Person and its Subsidiaries during such period, to (ii) the sum of (A) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period (excluding revolving lines of credit except to the extent there is a permanent reduction in the commitments thereunder), plus (B) cash Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (C) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (D) cash dividends or distributions paid by such Person and its Subsidiaries (other than, in the case of any Loan Party, dividends or distributions paid by such Loan Party to any other Loan Party and Minority JV Distributions that are not deducted from Consolidated Net Income in the calculation of Consolidated EBITDA) during such period. In determining the Fixed Charge Coverage Ratio for a particular period the calculation of the income tax liabilities of such Person and its Subsidiaries described in clause (ii)(C) above shall be made without giving effect to any tax refunds, net operating losses or other net tax benefits that were received during such period on account of any prior periods.

“Flow of Funds Agreement” means that certain Flow of Funds Agreement, dated as of the Effective Date, duly executed by each Loan Party, each Agent, each Lender, the Mezzanine Purchasers and any other Person party thereto, in form and substance reasonably satisfactory to the Agents, detailing the flow of funds on the Effective Date.

“Foreclosed Person” has the meaning specified therefor in Section 4.06.

“Foreign Lender” means any Lender that is not a U.S. Person

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

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“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each Parent Guarantor and each Subsidiary Guarantor.

“Guaranty” means each guaranty substantially in the form of Exhibit A, made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to Section 7.01(b) or otherwise.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law, and which, in each case, is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

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“Highbridge” has the meaning specified therefor in the preamble hereto.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“IBEX Settlement Agreement” means the Settlement Agreement, dated as of November 3, 2009, by and among IBEX Construction, LLC, the other IBEX Parties (as defined therein), OTG JFK T5 Venture, LLC, the Parent, OTG, the other OTG Parties (as defined therein), Eric J. Blatstein and Christopher J. Redd.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created and, if such payable is customarily evidenced by an invoice, invoiced); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; provided that if the lessor’s sole recourse to the lessee with respect to such Capitalized Lease Obligation is the repossession of the property that is the subject of such Capitalized Lease Obligation, the amount of such Indebtedness shall be the lesser of the unpaid principal amount of such Indebtedness and the fair market value of the relevant property, as determined in good faith by such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, bankers’ acceptances, bank guarantees and similar facilities; (vii) all payments that would be required to be made by such Person under Hedging Agreements in the event of a termination (including an early termination) of such Hedging Agreements on the date of determination; (viii) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (ix) all Contingent Obligations; (x) all obligations of such Person in connection with surety bonds, completion bonds, indemnity bonds and other similar obligations; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.15(a).

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“Indemnified Taxes” shall mean (i) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15(a).

“Initial Lenders” means Ares Capital Corporation, Forethought Life Insurance Company, Highbridge Principal Strategies – NDT Senior Loan Fund L.P., Highbridge Principal Strategies – Specialty Loan Fund III, L.P., Highbridge Principal Strategies – Specialty Loan Institutional Fund III, L.P., Highbridge Specialty Loan Sector B Investment Fund, L.P. and Lincoln Investment Solutions, Inc. in their respective capacities as Lenders hereunder.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by each Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, in form and substance satisfactory to the Collateral Agent.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and between the Collateral Agent and the Mezzanine Agent, in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the borrowing date or the date of any continuation of such LIBOR Rate Loan, as the case may be, and ending 1, 2 or 3 months thereafter, provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period for any LIBOR Rate Loan shall end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

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“Investor Notes” means (i) Subordinated Promissory Note, dated as of April 15, 2003, issued by D Terminal, L.P. in favor of Highland Investment Group, in the original principal amount of $729,000; (ii) Subordinated Promissory Note, dated as of April 1, 2003, issued by LGA Airport Restaurants, L.P., in favor of Highland Investment Group, in the original principal amount of $1,600,000; (iii) Subordinated Promissory Note, dated as of April 15, 2003, issued by Terminal One, L.P. in favor of Highland Investment Group, in the original principal amount of $1,600,000; and (iv) Subordinated Loan Agreement and Promissory Note, dated as of February 21, 2006, issued by OTG Management JFK, LLC, originally in favor of Highland Investment Group, in the original principal amount of $284,970, as the same was assigned by Highland Investment Group to John Salvatore on or about September 15, 2006, in the case of each of (i) through (iv), as in effect on the date hereof and having the outstanding amounts listed on Schedule 1.01(D).

“JFK” means John F. Kennedy International Airport, New York.

“Joinder Date” has the meaning specified therefor in Section 2.08(e).

“JV Agreement” means, with respect to any JV Entity, the limited liability company agreement, operating agreement or limited partnership agreement of such Person.

“JV Entity” means (i) each Person identified on Schedule 1.01(B) and (ii) any other Person whose Capital Stock is owned by a Loan Party and a DBE, that is a party to a Concession Agreement and that is approved in writing by the Agents.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Lessor” means the Person which is the lessor under a Concession Agreement. “Leverage Multiple” means, at any time, an amount equal to (a) the numerator of the First Lien Leverage Ratio of Parent and its Subsidiaries required to be maintained pursuant to Section 7.03(c) at such time, minus (b) 0.25.

“Liabilities” has the meaning specified therefor in Section 2.07.

“LIBOR” means the rate per annum, determined by the Administrative Agent in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market two (2) Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an existing LIBOR Rate Loan or as a conversion of a Reference Rate Loan to a LIBOR Rate Loan) by the Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“LIBOR Notice” means a written notice in the form of Exhibit E.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (i) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage and (ii) 1.50%. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

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“LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 7.25 percentage points.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means any Delayed Draw Term Loan, the Term Loan, or any Revolving Loan made by an Agent or a Lender to the Borrower pursuant to ARTICLE II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, the Fee Letter, any Guaranty, any Security Agreement, any Mortgage, the Contribution Agreement, the Flow of Funds Agreement, the Intercreditor Agreement, the Intercompany Subordination Agreement, the Blatstein Pledge Agreement, the VCOC Management Rights Agreement, any subordination agreement and any other agreement, certificate or instrument executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means any Borrower and any Guarantor.

“Maintenance Capital Expenditures” means Capital Expenditures made by OTG or Parent or one of its Subsidiaries other than Capital Expenditures made by OTG or Parent or one of its Subsidiaries in connection with the purchase or construction of new food service concession locations at airports or the major or substantial remodeling of existing food service concession locations at airports.

“Make-Whole Premium” means, as of any date of determination, solely with respect to any payment of any Delayed Draw Term Loan or the Term Loan (other than any payment made pursuant to Sections 2.05(c)(i)), an amount equal to the excess of:

(a)        the “present value” as of the date of such payment of (i) 101% of the principal balance of the Loans being repaid on such date, plus (ii) all interest payments which would have accrued, from the date of such payment through the first anniversary of the Effective Date, on an amount outstanding hereunder equal to the Loans being repaid on such date, such interest to be calculated on such amount at the Reference Rate plus the Reference Rate Margin as in effect on such payment date, over

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(b)        the principal amount of the Loans being paid;

provided that the Make-Whole Premium may in no event be less than zero. For purposes of this definition, “present value” with respect to clause (a)(i) and (a)(ii) shall be computed using a discount rate, applied quarterly, equal to the Treasury Rate as of such prepayment date plus 50 basis points.

“Material Adverse Effect” means any event, condition, fact or circumstance that has had or could reasonably be expected to have a material adverse effect on any of (i) the operations, business, assets, properties or condition (financial or otherwise) of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties taken as a whole to perform any of their obligations under the Loan Documents, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Secured Party under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Secured Parties on any of the Collateral with a book value in excess of $100,000 in the aggregate.

“Material Contract” means, with respect to any Person, (i) the Mezzanine Loan Documents, (ii) the Concession Agreements, (iii) the OTG Development Agreements, (iv) the JV Agreements, (v) the IBEX Settlement Agreement, (vi) the Investor Notes, (vii) the Blatstein Note, (viii) each other contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $250,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), and (ix) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

“Mezzanine Agent” means Highbridge, as collateral agent for the Mezzanine Purchasers under the Mezzanine Note Purchase Agreement (and any permitted successor agent).

“Mezzanine Indebtedness” means the Indebtedness of the Loan Parties owing to the Mezzanine Agent and/or the Mezzanine Purchasers under the Mezzanine Note Purchase Agreement.

“Mezzanine Loan Documents” means collectively, (i) the Mezzanine Note Purchase Agreement, and (ii) all other agreements, instruments, and other documents executed and delivered pursuant to the foregoing, each in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time not in contravention with the terms of this Agreement or the Intercreditor Agreement.

“Mezzanine Note Purchase Agreement” means the Note Purchase Agreement, dated as of the date hereof, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, among the Loan Parties, the Mezzanine Purchasers, and the Mezzanine Agent, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time not in contravention with the terms of this Agreement or the Intercreditor Agreement.

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“Mezzanine Notes” means the loans made by the Mezzanine Purchasers under the Mezzanine Note Purchase Agreement.

“Mezzanine Purchasers” means the purchasers from time to time party to the Mezzanine Note Purchase Agreement.

“Minority JV Distribution” means, with respect to any dividend, distribution or other similar payment made by a JV Entity to the owners of its Capital Stock, the portion of such dividend, distribution or other similar payment required to be made by such JV Entity to any Person that is not a Loan Party pursuant to such JV Entity’s organizational documents.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to the Collateral Agent pursuant to Section 7.01(b), Section 7.01(o) or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of OTG and the Parent and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, fiscal quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and from the projections for such period.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes reasonably estimated to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) within twelve months of such Disposition; provided, that if the amount of taxes actually paid within twelve months is less than the amount so reasonably estimated, the excess shall be considered Net Cash Proceeds and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (B) transfer taxes paid by such Person or such Subsidiary in connection therewith; in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (1) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (2) properly attributable to such transaction or to the asset that is the subject thereof.

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“New Lending Office” has the meaning specified therefor in Section 2.08(e).

“Non-Consenting Lender” has the meaning specified therefore in Section 4.07.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Credit Party to the Secured Parties, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Credit Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, the Unused Line Fee, any Applicable Prepayment Premium, all fees payable pursuant to the Fee Letter, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) any obligation of such Person hereunder to reimburse any amount in respect of any of the foregoing that any Secured Party (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Octavian” means, collectively, Octavian Global OTG, LLC, a Delaware limited liability company, and Octavian TE OTG, LLC, a Delaware limited liability company, and their successors and assigns, as holders of the Borrower Warrants in accordance with the Borrower Securityholders Agreement.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“OTG” has the meaning specified therefor in the preamble hereto.

“OTG Development Agreements” means each concept development and license agreement entered into between OTG and the Parent or any of its Subsidiaries.

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“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes arising from the execution, delivery, enforcement or registration of, or from the receipt or perfection of a security interest under, any Loan Document.

“Parent” has the meaning specified therefor in the preamble hereto.

“Parent Guarantors” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.07(g).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Payment Office” means the Administrative Agent’s office located at 40 West 57th Street, 33rd Floor, New York, NY 10019, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent, the Lenders and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Discretion” means a determination made in the good faith exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Holder” means (i) Eric J. Blatstein, Lori Blatstein, and each of their respective Family Members and Family Trusts, and (ii) directors, employees and officers of the Loan Parties granted stock options or other equity-related compensation or incentives pursuant to incentive or other compensation plans of the Loan Parties.

“Permitted Indebtedness” means:

(a)         any Indebtedness owing to any Secured Party under this Agreement and the other Loan Documents;

(b)        any Indebtedness listed on Schedule 7.02(b), and the extension of maturity, renewal, replacement, refinancing or modification of the terms thereof; provided, however, that (i) such extension, renewal, replacement, refinancing or modification is pursuant to terms that are not less favorable in any material respect to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, renewed, replaced, refinanced or modified and (ii) after giving effect to such extension, renewal, replacement, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, renewal, replacement, refinancing or modification;

(c)         Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $100,000 at any time outstanding;

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(d)        Indebtedness secured by a Lien permitted by clause (e) of the definition of “Permitted Lien”;

(e)        Indebtedness permitted under Section 7.02(e);

(f)         Subordinated Indebtedness, including, without limitation, Indebtedness existing under the Investor Notes and the Blatstein Note;

(g)        Mezzanine Indebtedness, in an aggregate principal amount not to exceed at any time outstanding the aggregate of (a) $100,000,000 plus (b) the amount of interest on the Mezzanine Notes that is paid in kind and added to the principal amount thereof from time to time; and any extension of maturity, renewal, replacement, refinancing or modification of the terms thereof; provided, however, that (i) such extension, renewal, replacement, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, renewed, replaced, refinanced or modified and (ii) after giving effect to such extension, renewal, replacement, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, renewal, replacement, refinancing or modification;

(h)        intercompany Indebtedness owed by one Loan Party to another Loan Party, so long as the making of the investment by the Loan Party that is acting as a lender is permitted hereunder and such Indebtedness is subject to the Intercompany Subordination Agreement;

(i)         all Indebtedness with respect to surety bonds and completion bonds obtained in the ordinary course of business;

(j)         guarantees by any Qualified Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Qualified Loan Party;

(k)         Indebtedness existing under the IBEX Settlement Agreement;

(l)         reimbursement obligations with respect to Existing Letters of Credit and Project Letters of Credit; provided, that the sum of the outstanding amount of all (i) Existing Letters of Credit and (ii) Project Letters of Credit shall not exceed $15,000,000 at any time;

(m)       Indebtedness owing to suppliers of furniture, fixtures and equipment for Permitted Projects on terms in excess of ninety (90) days but less than twelve (12) months; provided that (i) at the time of the incurrence of such Indebtedness, the Delayed Draw Term Loan Commitments have been reduced to zero, either as a result of the borrowing thereof, or as a result of the occurrence of the Delayed Draw Term Loan Expiry Date, (ii) such Indebtedness is not outstanding for more than twelve (12) months after the date such Indebtedness was created, and (iii) the outstanding principal amount of such Indebtedness does not exceed $15,000,000 at any time;

(n)        Indebtedness representing deferred compensation, severance, health and welfare retirement benefits and similar obligations to current and former employees, officers and directors of the Loan Parties and their Subsidiaries incurred in the ordinary course of business;

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(o)        obligations with respect to cash management services and other Indebtedness in respect of netting services and similar arrangements in each case in connection with deposit accounts in the ordinary course of business, consistent with past practice;

(p)        Indebtedness to an insurance company for the payment of insurance premiums payable on insurance policies maintained by the Loan Parties; provided, that, upon Collateral Agent’s request, Collateral Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness;

(q)        (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that (A) such Indebtedness is extinguished within two (2) Business Days of incurrence and (B) the aggregate amount of such Indebtedness outstanding at any time shall not exceed $100,000 and (ii) Indebtedness consisting of endorsements for collection or deposit in the ordinary course of business;

(r)         Indebtedness in respect of Hedging Agreements entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

(s)        Indebtedness in respect of any Deferred Note; and (t) Contingent Obligations in respect of Indebtedness otherwise permitted under this definition.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by securities of the type referred to in clause (i) above, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s.

“Permitted Liens” means:

(a)        Liens securing the Obligations;

(b)        Liens for taxes, assessments or other governmental charges or levies (i) the amount of which is not yet due, (ii) the validity or amount of which is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 7.01(q) hereof, or (iii) otherwise not in excess of $250,000 at any time;

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(c)        Liens imposed by law (other than pursuant to ERISA or Section 430 of the Internal Revenue Code), such as carriers’, warehousemen’s, mechanics’, landlords’, repairmen’s, laborer’s, supplier’s, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(d)        Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the material terms thereof or the increase of the Indebtedness secured thereby;

(e)         (i) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $100,000;

(f)         deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other similar forms of insurance or benefits, (ii) the performance of or obligations with respect to bids, tenders, leases, completion guarantees, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due, or (iv) Indebtedness permitted pursuant to clause (r) of the definition of Permitted Indebtedness;

(g)        easements, encroachments, protrusions, rights-of-way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)        Liens securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;

(i)         Liens securing the Mezzanine Indebtedness, provided that such Liens are subject to the Intercreditor Agreement;

(j)         any interest of title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor or sublessor’s interest under, leases and subleases permitted by this Agreement;

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(k)        Liens securing judgments or awards for the payment of money not constituting an Event of Default under Section 9.01(l);

(l)         leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(m)       non-exclusive licenses granted to other Persons that do not interfere in any material respect with the conduct of the business of any Loan Party or any Subsidiary;

(n)        cash collateral and cash on deposit in Excluded Deposit Accounts, in each case, securing Existing Letters of Credit and Project Letters of Credit constituting Permitted Indebtedness; provided that the aggregate amount of such cash collateral and cash in Excluded Deposit Accounts does not exceed 105% of the face amount of such Existing Letters of Credit and Project Letters of Credit;

(o)        Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit or sweep accounts, debit or credit card issuers or processors, and collection and payment of items related thereto;

(p)        Liens arising out of consignment, conditional sale, title retention or similar arrangements for the sale of goods entered into in the ordinary course of business;

(q)        Liens in favor of customs and revenue authorities arising as a matter of law which would secure payment of customs duties in connection with the importation of goods; and

(r)         security given to a public or private utility incurred in the ordinary course of business.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by the Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Project” means a new project at an airport terminal; provided that notwithstanding the foregoing, (i) any project with an initial budget expenditure in excess of $35,000,000 for any one airport terminal (as opposed to the airport as a whole) and (ii) projects in airports that have less than 7 million annual enplanements shall only be a Permitted Project only to the extent approved by the Agents in their sole discretion.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

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“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2%.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Rate” shall mean a variable per annum rate, as of any date of determination, equal to the rate as of such date published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 6 months after the Final Maturity Date, or is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock) on or before a date that is less than 6 months after the Final Maturity Date.

“Project Letters of Credit” means any letter of credit (including any contract bonds or surety bonds issued in the place of any letter of credit) issued for the benefit of a Loan Party in connection with a Permitted Project.

“Pro Rata Share” means:

(a)          with respect to a Lender’s obligation to make Revolving Loans and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances),

(b)          with respect to a Lender’s obligation to make the Delayed Draw Term Loan and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) the sum of (A) such Lender’s Delayed Draw Term Loan Commitment and (B) such Lender’s unpaid principal amount of the Delayed Draw Term Loans, by (ii) the sum of (A) the Total Delayed Draw Term Loan Commitment and (B) the aggregate unpaid principal amount of the Delayed Draw Term Loan,

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(c)          with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the unpaid principal amount of the Term Loan, and

(d)          with respect to all other matters (including the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment, Delayed Draw Term Loan Commitment, and the unpaid principal amount of such Lender’s portion of the Term Loan and Delayed Draw Term Loans, by (ii) the sum of the Total Revolving Credit Commitment, the Total Delayed Draw Term Loan Commitment, and the aggregate unpaid principal amount of the Term Loan and the Delayed Draw Term Loans, provided that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances).

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of OTG and the Parent and its Subsidiaries that is in deposit accounts or in securities accounts, or any combination thereof, and which such deposit account or securities account is the subject of a control agreement in favor of the Collateral Agent and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualified Loan Parties” means the Borrower and each of its Subsidiaries that is a Loan Party.

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Reference Rate” means, for each Reference Rate Loan, the highest of (a) the Prime Rate; (b) the Federal Funds Rate plus ½ of 1% and (c) 2.5% per annum.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Reference Rate Margin” means 6.25 percentage points.

“Register” has the meaning specified therefor in Section 12.07(d).

“Registered Loans” has the meaning specified therefor in Section 12.07(d).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

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“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Repurchase Note” has the meaning set forth in the applicable Securityholders Agreement, as in effect on the date hereof.

“Required Lenders” means Lenders whose Pro Rata Shares (calculated under clause (d) of the definition thereof) aggregate more than 50%; provided, that at any time that there are two (2) or more Lenders that are not Affiliates or Related Funds of one another, “Required Lenders” must include at least two (2) Lenders that are not Affiliates or Related Funds of one another.

“Required Prepayment Date” has the meaning specified therefor in Section 2.05(h).

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” and “Revolving Loans” have the meaning specified therefor in Section 2.01(a)(i).

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“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment.

“Right of First Refusal” has the meaning specified therefor in Section 12.07(b)(ii).

“Sale” has the meaning specified therefor in Section 12.07(b)(ii).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Parties” means the Agents and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Securitization Parties” has the meaning specified therefor in Section 2.07.

“Security Agreement” means a Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, securing the Obligations and delivered to the Collateral Agent.

“Securityholders Agreements” means (i) that certain Securityholders Agreement, dated June 19, 2008, by and among Parent and the shareholders of Parent, (ii) that certain Securityholders Agreement, dated June 19, 2008, by and among OTG and the shareholders of OTG, and (iii) the Borrower Securityholders Agreement, each as amended, restated, supplemented or modified from time to time thereafter in accordance with the terms thereof and the terms of Section 7.02(m) hereof.

“Selling Lender” has the meaning specified therefor in Section 12.07(b)(ii).

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i).

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Financial Thresholds” means, for any Fiscal Year, the Revenue (as defined in accordance with GAAP) and Consolidated EBITDA set forth in the projections for such Fiscal Year, delivered to the Agents and the Lenders pursuant to Section 7.01(a)(vii), provided that, for purposes of this definition only, the amounts set forth in such projections are satisfactory to the Agents in the reasonable exercise of their judgment.

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“Specified Foreign Subsidiary” has the meaning specified for such term in Section 7.02(e).

“Specified Warrant Purchases” has the meaning specified for such term in Section 7.02(h).

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Subject Lender” has the meaning specified therefore in Section 4.07.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which are reasonably satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) reasonably satisfactory to the Collateral Agent and the Required Lenders.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. For the purposes of this Agreement, (1) each JV Entity identified on Schedule 1.01(B) shall be deemed to be a ‘Subsidiary’ of the Parent and of the Borrower, and (2) the Borrower and each of its Subsidiaries shall be deemed to be a ‘Subsidiary’ of the Parent.

“Subsidiary Guarantor” has the meaning specified therefor in the preamble hereto, and includes each other Subsidiary of the Parent and the Borrower which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

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“Tax Distributions” means for any period, distributions made by a Person to its equityholders for payment of federal, state and local income taxes imposed on such equityholders for such period, which taxes will be assumed to be imposed at the highest marginal statutory rate then in effect applicable to an individual resident of New York, New York taking into account the deductibility of state and local taxes for federal income tax purposes and the character of such Person’s income (i.e., as ordinary income, qualified dividends or capital gain) and using, to the extent available, any prior losses to offset such income. Any Tax Distributions shall (i) in the case of estimated taxes, be computed on the basis of the estimated taxable income of such Person (as estimated in good faith by the board of directors, managers or other governing body or such Person) for the relevant period, with any adjustments to such estimated taxable income being taken into account when computing future payments, such that such future payments shall be increased or decreased to the extent necessary to take into account any such adjustment, and (ii) be paid not more than 10 days prior to the date that the equityholders of such Person would be required to pay such estimated taxes.

“Taxes” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified therefor in Section 2.01(a)(iii).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment.

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

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“Total Commitment” means the sum of the Total Revolving Credit Commitment, the Total Term Loan Commitment, and the Total Delayed Draw Term Loan Commitment.

“Total Delayed Draw Term Loan Commitment” means the sum of the amounts of the Lenders’ Delayed Draw Term Loan Commitments, which amount is equal to $90,000,000 as of the Effective Date.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments, which amount is $10,000,000 as of the Effective Date.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments, which amount is $100,000,000 as of the Effective Date.

“Transaction Documents” means the Loan Documents and the Mezzanine Loan Documents.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the Final Maturity Date; provided, however, that if the period from the prepayment date to the Final Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the prepayment date to the Final Maturity Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“United States” means the United States of America.

“Unused Delayed Draw Term Loan Fee” has the meaning specified therefor in Section 2.06(c).

“Unused Line Fee” has the meaning specified therefor in Section 2.06(c)

“Unused Revolver Fee” has the meaning specified therefor in Section 2.06(b)

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code

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“VCOC Management Rights Agreement” has the meaning specified therefor in Section 5.01.

“Waivable Mandatory Prepayment” has the meaning specified therefor in Section 2.05(h).

“WARN” has the meaning specified therefor in Section 6.01(z).

Section 1.02     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Except as specified in Section 4.04(d) hereof, any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than unasserted contingent indemnification Obligations that are not required by the provisions of this Agreement to be repaid or cash collateralized. References in this Agreement to “determination” by any Secured Party include good faith estimates by such Secured Party (in the case of quantitative determinations) and good faith beliefs by such Secured Party (in the case of qualitative determinations).

Section 1.03     Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with that used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine. Unless otherwise indicated herein, references to the “fiscal quarter” or “quarter” of OTG or Parent and its Subsidiaries shall refer to a quarter that is generally 13 weeks long, with two 4 week months and one 5 week month (what is commonly referred to as a “4-4-5” accounting system), and a Fiscal Year is comprised of four (4) such 4-4-5 periods (and not necessarily ending on the last day of a given month or year). Notwithstanding any other provision contained herein, when determining the amounts of Capitalized Leases, any lease that was classified or accounted for as an operating lease as of (and any similar lease entered into after) the Effective Date in accordance with GAAP shall be classified or accounted for as an operating lease and not a Capitalized Lease, even though, as a result of a change in GAAP or the Loan Parties’ implementation of FASB ASC 840, such lease would be classified and accounted for as a Capitalized Lease under GAAP.

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Section 1.04    Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01      Commitments.

(a)          Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)          each Revolving Loan Lender severally agrees to make loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower at any time and from time to time from the Effective Date (but not before) to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an amount at any one time outstanding not to exceed such Revolving Loan Lender’s Pro Rata Share of an amount equal to the lesser of (A) the Total Revolving Credit Commitment at such time, and (B) the Borrowing Base at such time; and

(ii)          each Delayed Draw Term Loan Lender severally agrees to make term loans (collectively, the “Delayed Draw Term Loans”) to the Borrower at any time after the Effective Date (but not before) and prior to the Delayed Draw Term Loan Commitment Expiry Date, or until the earlier reduction of its Delayed Draw Term Loan Commitment to zero in accordance with the terms hereof, in an amount requested by the Borrower not to exceed such Lender’s Delayed Draw Term Loan Commitment; and

(iii)          each Term Loan Lender severally agrees to make a term loan (collectively, the “Term Loan”) to the Borrower on the Effective Date, in an aggregate principal amount equal to such Lender’s Term Loan Commitment.

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(b)          Notwithstanding the foregoing:

(i)          The aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the Total Revolving Credit Commitment and (B) the then current Borrowing Base. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow the Revolving Loans, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii)         The Total Delayed Draw Term Loan Commitment shall automatically and permanently be reduced to zero on the Delayed Draw Term Loan Commitment Expiry Date. The Borrower may borrow Delayed Draw Term Loans on and after the Effective Date and prior to the Delayed Draw Term Loan Commitment Expiry Date in an aggregate amount (inclusive of all Delayed Draw Term Loans, whenever made) not to exceed the Total Delayed Draw Term Loan Commitment, subject to the terms, provisions and limitations set forth herein. The aggregate principal amount of the Delayed Draw Term Loans made pursuant to Section 2.01(a)(ii) shall not exceed the Total Delayed Draw Term Loan Commitment. Any Delayed Draw Term Loan that is repaid or prepaid may not be reborrowed.

(iii)        The aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans. (a) The Borrower shall give the Administrative Agent prior telephonic notice of each requested Loan (immediately confirmed in writing, in substantially the form of Exhibit C hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) on the date which is (i) two (2) Business Days prior to the date of the Term Loan, (ii) five (5) Business Days prior to the date of each requested Revolving Loan and (iii) fifteen (15) Business Days prior to the date of each proposed Delayed Draw Term Loan (or, for any of the above, such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall specify (i) the principal amount of the proposed Loan, (ii) whether such Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (iii) the proposed borrowing date, which must be a Business Day. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof expressly designated in writing purportedly from the Borrower to the Administrative Agent for purposes of delivering Notices of Borrowing). The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)          Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. The aggregate principal amount of each Delayed Draw Term Loan shall be in a minimum amount of $2,500,000 and in integral multiples of $1,000,000 in excess thereof.

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(c)          (i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, the Total Delayed Draw Term Loan Commitment, or the Total Term Loan Commitment, as applicable; it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii)          Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders with a Revolving Credit Commitment, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders prior to the time of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.03 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.03 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of such Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, at the Payment Office no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent at the Payment Office or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.

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(iii)          If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of such Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv)        Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d)          (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made by each Revolving Loan Lender on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount outstanding on the last day of the Settlement Period immediately preceding such Settlement Period, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, immediately after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

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(ii)          In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03         Repayment of Loans; Evidence of Debt.

(a)          The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

(b)          The outstanding principal of the Delayed Draw Term Loans shall be repayable in consecutive quarterly installments on the last day of each March, June, September, and December commencing on June 30, 2015 and ending on the Final Maturity Date. Each such installment shall be in an amount equal to the Amortization Percentage times the outstanding principal of the Delayed Draw Term Loans on the Delayed Draw Term Loan Commitment Expiry Date. The outstanding principal of the Delayed Draw Term Loans shall be repaid in full on the earlier of (i) the date of the termination of the Total Revolving Credit Commitment and (ii) the Final Maturity Date.

(c)          The outstanding principal of the Term Loan shall be repayable in consecutive quarterly installments, in the amount equal to the Amortization Percentage times the outstanding principal of the initial Term Loan on the Effective Date, on the last day of each March, June, September, and December commencing on June 30, 2015 and ending on the Final Maturity Date. The outstanding principal of the Term Loan shall be repaid in full on the earlier of (i) the date of the termination of the Total Revolving Credit Commitment and (ii) the Final Maturity Date.

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(d)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)          The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if such promissory note is a registered note, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04         Interest.

(a)          Revolving Loans. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Loan until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant Revolving Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus the Reference Rate Margin.

(b)          Delayed Draw Term Loan. Each Delayed Draw Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Loan until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant Delayed Draw Term Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus Reference Rate Margin.

(c)          Term Loan. The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term Loan until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant portion of the Term Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus the Reference Rate Margin.

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(d)          Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(e)          Interest Payment. Interest on each Loan shall be payable quarterly, in arrears, on the first day of each calendar quarter, commencing on the first day of the calendar quarter following the calendar quarter in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise); provided that, interest on any LIBOR Rate Loan shall be payable on the last day of the Interest Period for such Loan. Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder; provided that the Administrative Agent shall use commercially reasonable efforts to provide prompt written notice thereof to the Borrower; provided further, that failure to provide any such notice shall not affect the validity of any such charge.

(f)          General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05     Reduction of Commitment; Prepayment of Loans.

(a)          Reduction of Commitments.

(i)           Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrower may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02. Each such partial reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than three (3) Business Days prior written notice to the Administrative Agent and shall be irrevocable. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

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(ii)         Delayed Draw Term Loan Commitments. The Total Delayed Draw Term Loan Commitment shall terminate on the earlier of (A) the Delayed Draw Term Loan Commitment Expiry Date (after giving effect to any funding (which funding shall, for the avoidance of doubt, be subject to the terms and conditions of this Agreement) of the Delayed Draw Term Loan on such date) and (B) the date on which the aggregate amount of Delayed Draw Term Loans advanced pursuant to Section 2.01(a)(ii) is equal to the Total Delayed Draw Term Loan Commitment. In the event one or more Permitted Projects or any part thereof is cancelled or terminated prior to the execution of the definitive documentation relating thereto, the Borrower may, without premium or penalty, reduce the Total Delayed Draw Term Loan Commitment to an amount (which may be zero) not less than the aggregate principal amount of all Delayed Draw Term Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02. Each such partial reduction shall be not less than $2,500,000 (or integral multiples of $1,000,000 in excess thereof) (unless the Total Delayed Draw Term Loan Commitment in effect immediately prior to such reduction is less than $2,500,000) and shall be made by providing not less than five (5) Business Days prior written notice for any such reduction. Once reduced, the Total Delayed Draw Term Loan Commitment may not be increased. Each such reduction of the Total Delayed Draw Term Loan Commitment shall reduce the Delayed Draw Term Loan Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(iii)        Term Loan. The Total Term Loan Commitment shall terminate upon the making of the Term Loan on the Effective Date

(b)          Optional Prepayment.

(i)          Revolving Loans. The Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.

(ii)         Term Loan and Delayed Draw Term Loan. The Borrower may, upon at least five (5) Business Days prior written notice to the Administrative Agent, prepay the principal of the Term Loan and the Delayed Draw Term Loans, in whole or in part. Each partial prepayment made pursuant to this clause (b)(ii) shall be in a minimum amount of at least $2,500,000, or any integral multiple of $1,000,000 in excess thereof and accompanied by the payment of accrued interest to the date of such payment on the amount prepaid and the Applicable Prepayment Premium, if any.

(iii)        Prepayment In Full. The Borrower may, upon at least thirty (30) days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, together with the Applicable Prepayment Premium, if any. If the Borrower has sent a notice of termination pursuant to this clause (iii), then the Lenders’ obligations to extend credit hereunder shall terminate and, subject to clause (v) below, the Borrower shall be obligated to repay the Obligations, in full, together with the Applicable Prepayment Premium, if any, on the date set forth as the date of termination of this Agreement in such notice. In addition, if the Obligations are repaid (A) in connection with a foreclosure and sale of the Collateral, (B) in connection with a sale of the Collateral in an Insolvency Proceeding, (C) in connection with the acceleration of the Obligations after the occurrence and during the continuation of an Event of Default, or (D) in connection with the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, the Borrower shall repay the Obligations, in full, together with the Applicable Prepayment Premium, if any.

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(iv)        Application of Optional Prepayments. Each optional prepayment pursuant to subsection (b)(ii) above shall be applied on a pro rata basis to the Term Loan and the Delayed Draw Term Loans. Each such prepayment of the Term Loan and Delayed Draw Term Loans shall be applied on a pro rata basis against the remaining installments of principal of the Term Loan and the Delayed Draw Term Loans in the inverse order of their maturity (for the avoidance of doubt, any amount that is due and payable on the Final Maturity Date shall constitute an installment).

(v)         Notwithstanding the foregoing clauses of this Section 2.05, a notice of cancellation or termination of any or all of the Commitments delivered by the Borrower to the Administrative Agent may state that such notice is conditional upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)         Mandatory Prepayment.

(i)        Within ten (10) days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ending in December 2012 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), ten (10) days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(ii), the Borrower shall prepay the outstanding principal amount of the Obligations in an amount equal to 75% of the Excess Cash Flow of OTG and the Parent and its Subsidiaries for such Fiscal Year.

(ii)        Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii), but subject to the reinvestment right set out in clause (vi) below, the Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition (excluding (A) Net Cash Proceeds of the sublease, lease or Disposition of assets associated with the Dunkin’ Donuts and Jamba Juice locations at Terminal 5 at JFK to a DBE and (B) Net Cash Proceeds of any asset sale made pursuant to Section 7.02(c)(ii)(A)) to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not otherwise paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions since the Effective Date $250,000. Nothing contained in this subsection (y) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

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(iii)        Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (other than any Capital Stock of any Loan Party or any of its Subsidiaries (A) issued in connection with the Specified Equity Contribution (as defined in the Mezzanine Note Purchase Agreement as in effect on the date hereof) or the equity contribution described in Section 7.01(u)), or (B) the proceeds of which will be applied substantially contemporaneously to fund the Specified Warrant Purchases) the Borrower shall prepay the outstanding amount of the Obligations in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith (excluding any Minority JV Distributions made in connection with such sale, issuance or incurrence). The provisions of this subsection (iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv)        Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, but subject to the reinvestment right set out in clause (vi) below, the Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.05(d) in an amount equal to 100% of such Extraordinary Receipts (excluding any Minority JV Distributions made in connection with such receipt), net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(v)        Immediately upon any Change of Control, the Borrower shall prepay all outstanding amounts of the Obligations.

(vi)        Notwithstanding the foregoing, in connection with the receipt of (A) insurance proceeds or condemnation awards pursuant to Section 2.05(c)(iv) (other than key man life insurance proceeds) and (B) Net Cash Proceeds from the Disposition of assets pursuant to Section 2.05(c)(ii), up to (1) $500,000, in the aggregate in any calendar year of the cash proceeds (net of reasonable expenses) from such insurance proceeds or condemnation awards (other than key man life insurance proceeds) and (2) $500,000, in the aggregate in any calendar year of the Net Cash Proceeds received from such Dispositions, in each case, received by any Loan Party or any of its Subsidiaries in connection therewith shall not be required to be applied to the prepayment of the Obligations on such date to the extent such proceeds are expected to be used to purchase, replace, repair or restore properties or assets used in such Loan Party’s business, provided that, (x) no Event of Default has occurred and is continuing on the date such Person receives such cash proceeds of such insurance or condemnation awards or Net Cash Proceeds of such Disposition, (y) the Borrower delivers a certificate to the Agents and the Lenders within 20 days after the date of such Disposition, loss, destruction or taking, stating that such proceeds shall be used to purchase, replace, repair or restore properties or assets to be used in such Loan Party’s or any of its Subsidiaries’ business within a period specified in such certificate not to exceed 180 days after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended) and (z) pending such reinvestment, the amount of such proceeds in excess of $500,000 are deposited in a cash collateral account subject to the control of the Collateral Agent and such proceeds are only released upon the reinvestment of such proceeds or the application thereof to the prepayment of the Obligations in accordance with Section 2.05(d); and if all or any portion of such proceeds not so applied to the prepayment of the Obligations are not used in accordance with the preceding clause within the period specified in the relevant certificate furnished pursuant hereto or if there shall occur an Event of Default that is continuing, such remaining portion shall be applied to the Obligations as required by Section 2.05(d), on the last day of such specified period or immediately, in the case of an Event of Default that is continuing.

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(vii)       The Borrower will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans exceeds the lesser of (A) the Total Revolving Credit Commitment, and (B) the Borrowing Base, to the full extent of any such excess.

(viii)      The Borrower will immediately prepay the outstanding principal amount of the Term Loan and the Delayed Draw Term Loan in the event that the Total Revolving Credit Commitment is terminated (A) by the Borrower or (B) by the Agents in accordance with the terms of this Agreement.

(ix)       The Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the Administrative Agent’s Account, to the payment, in whole or in part, of the outstanding principal amount of the Revolving Loans.

(d)         Application of Payments. So long as no Event of Default shall have occurred and be continuing, each prepayment pursuant to subsections (c)(i) through (vi) above shall be applied first, on a pro rata basis to the Term Loan and the Delayed Draw Term Loans, and second, to the Revolving Loans. Each such prepayment of the Term Loan and Delayed Draw Term Loans shall be applied on a pro rata basis against the remaining installments of principal of the Term Loan and the Delayed Draw Term Loans in the inverse order of their maturity (for the avoidance of doubt, any amount that is due and payable on the Final Maturity Date shall constitute an installment). Each prepayment of the Revolving Loans pursuant to the foregoing application of payments provision shall also reduce the Total Revolving Credit Commitment by an equivalent amount. Each prepayment (other than prepayments pursuant to Section 2.05(c)(i) shall be accompanied by the Applicable Prepayment Premium, if any.

(e)          Event of Defaults. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default and subject to the other requirements set forth in Section 4.04(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.04(b).

(f)           Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, the Applicable Prepayment Premium, if any, and if such prepayment would reduce the amount of the outstanding Loans to zero and terminate the Revolving Credit Commitments, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(g)          Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

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(h)          Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Obligations, on or prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Waivable Mandatory Prepayment and the option of the Lenders (acting as a group) to refuse all or any portion of such amount. The Required Lenders may exercise such option on behalf of all Lenders by giving written notice to the Borrower and the Administrative Agent of their election to do so on or before the Required Prepayment Date (it being understood that if the Required Lenders do not notify the Borrower and the Administrative Agent of their election to exercise such option on or before the Required Prepayment Date, the Lenders shall be deemed to have elected, as of such date, not to exercise such option). Unless the Lenders have elected to exercise such option, on the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment for distribution to the Lenders. For the avoidance of doubt, no individual Lender shall have the right to refuse to accept all or any portion of any Waivable Mandatory Prepayment.

(i)           Applicable Prepayment Premium. For the avoidance of doubt, it is understood and agreed that the Applicable Prepayment Premium, if any, shall be payable in connection with all payments and all prepayments of any Delayed Draw Term Loans and the Term Loan (other than payments pursuant to Section 2.05(c)(i)), including, in each case, in connection with any of the circumstances specified in clauses (A) through (D) of Section 2.05(b)(iii).

Section 2.06         Fees.

(a)          Fee Letter. On or prior to the Effective Date, the Borrower shall pay to the Administrative Agent and the Lenders all fees set forth in the Fee Letter.

(b)          Unused Revolver Fee. From and after the Effective Date and up to the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with their Pro Rata Shares, an unused line fee (the “Unused Revolver Fee”), which shall accrue at the rate per annum of 0.50% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans outstanding from time to time during the prior quarter and shall be due and payable quarterly in arrears on the first day of each calendar quarter commencing January 1, 2013.

(c)          Unused Delayed Draw Term Loan Fee. From and after the Effective Date and up to the Delayed Draw Term Loan Commitment Expiry Date, the Borrower shall pay to the Administrative Agent for the account of the Delayed Draw Term Loan Lenders, in accordance with their Pro Rata Shares, an unused line fee (the “Unused Delayed Draw Term Loan Fee” and together with the Unused Revolver Fee, the “Unused Line Fee”), which shall accrue at the rate per annum of 0.50% on the excess, if any, of the Total Delayed Draw Term Loan Commitment over the sum of the average principal amount of all Delayed Draw Term Loans outstanding from time to time during the prior quarter and shall be due and payable quarterly in arrears on the first day of each calendar quarter commencing January 1, 2013.

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Section 2.07     Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Loan Parties shall use their commercially reasonable efforts to cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose additional costs on the Loan Parties (other than costs of a de minimis nature) and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or increase the obligations (other than increases of a de minimis nature), of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject to the extent and solely to the extent the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.08     Taxes. (a) Except as required by Applicable Law and subject to clause (b) below, any and all payments by or on account of any obligation of any Loan Party under this Agreement shall be without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(b)          If any Loan Party or any other Person is required by Applicable Law (as determined in the good faith discretion of such Loan Party) to make any deduction or withholding on account of any Tax from any sum paid or payable by such Loan Party to any Lender under any of the Loan Documents, (i) such Loan Party shall notify the Administrative Agent of any such requirement or any change in any such requirement within a reasonable time (but in any event within 20 days) after the Loan Party becomes aware of it; (ii) such Loan Party shall be entitled to make such deduction or withholding and shall timely pay any such Tax to the relevant Governmental Authority when such Tax is due, in accordance with Applicable Law; (iii) if such Tax is an Indemnified Tax, the sum payable by the Loan Party shall be increased to the extent necessary so that, after making the required deductions or withholding (including deductions and withholding applicable to additional sums payable under this Section 2.08(b)(iii), such Lender, as the case may be, receives on the due date an amount equal to the sum it would have received had no such deduction or withholding been required or made; and (iv) as soon as practicable after paying any Tax to a Governmental Authority which it is required by clause (ii) above to pay, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the Administrative Agent to evidence the payment and its remittance to the relevant Governmental Authority.

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(c)          The Loan Parties shall indemnify the Agents and the Lenders, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including for the full amount of any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08(c)) paid by the Loan Parties or required to be withheld or deducted from a payment to the Agent and the Lenders, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability for which indemnification is sought from the Loan Party shall be delivered to such Loan Party by the Administrative Agent and shall be presumptively correct absent manifest error.

(d)          Unless not legally entitled to do so, or if in the applicable Agent’s or Lender’s reasonable judgment such completion, execution or submission of such documentation (other than such documentation set forth in Section 2.08(d)(iii), (iv) and (v)) would subject such Agent or Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Agent or Lender:

(i)          any Agent or Lender, if requested by the Loan Parties, shall deliver such forms or other documentation prescribed by Applicable Law or reasonably requested by the Loan Parties as will enable the Loan Parties to determine whether or not such Agent or Lender is subject to backup withholding or information reporting requirements, in each case, with a copy to the Administrative Agent;

(ii)         any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Loan Parties (with a copy to the Administrative Agent), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, upon request by the Loan Parties, to the extent necessary in the determination of Loan Parties, in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding;

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(iii)          without limiting the generality of the foregoing, any Foreign Lender shall deliver to Loan Parties (with a copy to the Administrative Agent) (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, upon request by the Loan Parties, to the extent necessary in the determination of the Loan Parties, in the reasonable exercise of its discretion), whichever of the following is applicable: (A) properly completed and duly executed originals of Internal Revenue Service Form W-8BEN, or any successor form thereto, claiming eligibility for benefits of an income tax treaty to which the United States is a party, (B) to the extent a Foreign Holder is not the beneficial owner, properly completed and duly executed Originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a duly executed certificate to the effect that such direct or indirect partner is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (3) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code on behalf of each such direct or indirect partner, (C) properly completed and duly executed originals of Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Holder’s conduct of a trade or business in the United States, (D) in the case of a Foreign Lender claiming the benefits of the “portfolio interest” exemption under Section 881(c) of the Internal Revenue Code, (1) a duly executed certificate to the effect that such Foreign Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(a) of the Internal Revenue Code, (y) a ten-percent shareholder (within the meaning of Section 881(c)(3)(b) of the Internal Revenue Code) of the Borrower or (z) a controlled foreign corporation described in Section 881(c)(3)(c) of the Internal Revenue Code and (2) properly completed and duly executed originals of Internal Revenue Service Form W-8BEN, or any successor form thereto, and (E) properly completed and duly executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in any Tax, in each case together with such supplementary documentation as may be prescribed by Applicable Law to permit the Loan Parties to determine the withholding or deduction required to be made, if any;

(iv)         without limiting the generality of the foregoing, any Agent or Lender that is a U.S. Person shall deliver to Loan Parties (with a copy to the Administrative Agent) (in such number of copies as shall be requested by the Loan Parties) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by Applicable Law or upon the request of the Loan Parties), duly executed and properly completed copies of Internal Revenue Service Form W 9; and

(v)          if a payment made to any Agent or Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Agent or Lender shall deliver to Loan Parties (with a copy to the Administrative Agent) at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Loan Parties such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Loan Parties to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

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(vi)        each Agent and Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties and the Administrative Agent in writing of its legal inability to do so.

(e)           If any Agent or Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.08, it shall reasonably promptly pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subclause (e), in no event will any Lender be required to pay any amount to the Loan Parties pursuant to this subclause (e) the payment of which would place the Lender in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise with respect to such refund Tax had never been paid. This paragraph shall not be construed to require such Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(f)            The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts hereunder.

Section 2.09    LIBOR Not Determinable; Illegality or Impropriety. (a) In the event, and on each occasion, that on or before the day on which LIBOR is to be determined for a borrowing that is to include LIBOR Rate Loans, the Administrative Agent has determined in good faith that, or has been advised by the Collateral Agent or any Lender that, (i) LIBOR cannot be reasonably determined for any reason, (ii) LIBOR will not adequately and fairly reflect the cost of maintaining LIBOR Rate Loans or (iii) Dollar deposits in the principal amount of the applicable LIBOR Rate Loans are not available in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Lenders’ LIBOR Rate Loans are then being conducted, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the other Lenders. In the event of any such determination, any request by the Borrower for a LIBOR Rate Loan pursuant to Section 2.02 shall, until, (i) in the case of such a determination by the Collateral Agent or a Lender, the Administrative Agent has been advised by the Collateral Agent or such Lender and the Administrative Agent has so advised the Borrower that, or (ii) in the case of a determination by the Administrative Agent, the Administrative Agent has advised the Borrower and the other Lenders that, the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Reference Rate Loan. Each determination by the Administrative Agent, the Collateral Agent and/or the Lenders hereunder shall be conclusive and binding absent manifest error.

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(b)          In the event that it shall be unlawful or improper for any Lender to make, maintain or fund any LIBOR Rate Loan as contemplated by this Agreement, then such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make LIBOR Rate Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Lender shall notify the Administrative Agent and the Borrower. If any such change shall make it unlawful or improper for any Lender to maintain any outstanding LIBOR Rate Loan as a LIBOR Rate Loan, such Lender shall, upon the happening of such event, notify the Administrative Agent and the Borrower, and the Borrower shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, at the end of the then current Interest Period for such LIBOR Rate Loan, convert each such LIBOR Rate Loan into a Reference Rate Loan.

Section 2.10         Indemnity. (a) The Loan Parties hereby jointly and severally indemnify each Lender against any loss or expense that such Lender actually sustains or incurs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan, and including loss of anticipated profits) as a consequence of (i) any failure by the Loan Parties to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (ii) any failure by the Borrower to borrow any LIBOR Rate Loan hereunder or to continue a LIBOR Rate Loan as such after notice of such borrowing or continuation has been given pursuant to Section 2.02 or 2.11 hereof, (iii) any payment, prepayment (mandatory or optional) or conversion of a LIBOR Rate Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, or (iv) any default in payment or prepayment of the principal amount of any LIBOR Rate Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Rate Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid or prepaid or converted or continued or not borrowed or converted or continued (based on LIBOR applicable thereto) for the period from the date of such payment, prepayment, conversion, continuation or failure to borrow, convert or continue on the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the Interest Period for such Loan that would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid, converted or continued or not borrowed, converted or continued for such Interest Period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 and the basis for the determination of such amount or amounts shall be delivered to the Borrower and shall be conclusive and binding absent manifest error; provided, that Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any amount incurred more than 120 days prior to the date that such Lender notifies the Borrower of the additional amounts and of such Lender’s intention to claim compensation therefor.

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(b)          Anything to the contrary contained herein notwithstanding, neither the Agents nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

Section 2.11         Continuation of Loans. Subject to Section 2.09 hereof, the Borrower shall have the right, at any time, on two (2) Business Days prior irrevocable written notice by the Borrower to the Administrative Agent (in the form of a LIBOR Notice), to continue any LIBOR Rate Loan, or any portion thereof, into a subsequent Interest Period, subject to the following:

(a)          no LIBOR Rate Loan may be continued as such, when any Event of Default shall have occurred and be continuing at such time,

(b)          in the case of a continuation of a LIBOR Rate Loan as such, the aggregate principal amount of such LIBOR Rate Loan shall not be less than $1,000,000 and in multiples of $1,000,000 if in excess thereof;

(c)          the Borrower shall have not more than six (6) LIBOR Rate Loans in effect at any given time;

(d)          any portion of a Loan maturing or required to be repaid in less than one month may not be continued as a LIBOR Rate Loan; and

(e)          if any conversion of a LIBOR Rate Loan shall be effected on a day other than the last day of an Interest Period, the Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.10 hereof.

In the event that the Borrower shall not give notice to continue any LIBOR Rate Loan into a subsequent Interest Period, such LIBOR Rate Loan shall automatically become a Reference Rate Loan at the expiration of the then current Interest Period.

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ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01      Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct audits, inspections, valuations and/or field examinations of any or all of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties. The Borrower agrees to pay (i) $500 per day per examiner plus the examiner’s reasonable out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations, and (ii) the reasonable cost of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents; provided, that, so long as an Event of Default has not occurred and is continuing, after the Effective Date, the Borrower shall not be obligated to pay for more than one visit, audit, inspection, valuation and field examination per airport location of the Loan Parties per year.

Section 4.02      Payments; Computations and Statements. (a) The Borrower will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in Dollars and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 1:00 p.m. (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. The Obligations of the Borrower, and any payments made in respect thereof, are not subject to set-off, rights of rescission, counterclaim, deduction or other defense to the Secured Parties. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.03 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed Obligations hereunder, which shall bear interest at the rate applicable to Reference Rate Loans. The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

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(b)          The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03      Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligations in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04      Apportionment of Payments. Subject to Section 2.02 hereof:

(a)       all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06(c) and the Fee Letter and the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

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(b)          After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Secured Parties until paid in full; (ii) second, ratably to pay any interest due in respect of the Collateral Agent Advances until paid in full; (iii) third, ratably to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay any fees and indemnities then due to the Lenders until paid in full; (v) fifth, ratably to pay interest due in respect of the Loans until paid in full; (vi) sixth, ratably to pay principal of the Loans until paid in full until paid in full; and (x) seventh, to the ratable payment of all other Obligations then due and payable.

(c)          In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Administrative Agent to be for the payment of Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan or the Delayed Draw Term Loans in accordance with the terms and conditions of Section 2.05.

(d)          For purposes of Section 4.04(b), “paid in full” with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding.

(e)           In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05      Increased Costs and Reduced Return. (a) If any Secured Party shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Secured Party or any Person controlling any such Secured Party with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Secured Party or any Person controlling any such Secured Party (in each case, whether or not having the force of law) after the Effective Date (or in the case of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, whenever enacted, adopted or issued) (each a “Change in Law”), shall (i) subject such Secured Party, or any Person controlling such Secured Party to any tax, duty or other charge (other than Indemnified Taxes and Excluded Taxes) with respect to this Agreement or any Loan made by such Secured Party hereunder, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

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(b)          If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, or such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any agreement to make Loans or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c)           All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) Business Days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. To obtain compensation pursuant to this Section 4.05, a certificate of such Secured Party claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 4.05 for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the additional amounts and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 4.06      No Subrogation. Until such time as all of the Obligations have been paid in full in cash and all of the Commitments have been terminated, the Borrower will not exercise any rights that it may now or hereafter acquire against any Loan Party or any guarantor that arise from the existence, payment, performance or enforcement of the Borrower’s obligations under this Agreement or the other Loan Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Loan Party or any guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right; provided, however, that, anything to the contrary contained herein notwithstanding, the Borrower shall not exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and shall not proceed or seek recourse against or with respect to any property or asset of, any other Loan Party (the “Foreclosed Person”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Person whether pursuant to the Security Agreement or otherwise.

Section 4.07      Replacement of a Lender. If the Borrower receives a statement of amounts due pursuant to Section 2.08 or 4.05 from a Lender, a Lender becomes a Defaulting Lender, or a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that has been consented to by the Required Lenders but, pursuant to Section 12.02, also requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected (such Lender, a “Subject Lender”), so long as (i) the Borrower has obtained a commitment from another Lender or a prospective lender to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, and (ii) if applicable, the Subject Lender is unwilling to withdraw the notice delivered to the Borrower pursuant to Section 2.08 or 4.05 upon 10 days prior written notice to the Subject Lender and the Administrative Agent, the Collateral Agent may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, or prospective lender or lenders pursuant to the provisions of Section 12.07; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by Section 12.07(b)(i) shall have been paid to the Administrative Agent, (3) all of the requirements for such assignment contained in Section 12.07, including, without limitation, the consent of the Administrative Agent (if required) and the receipt by the Administrative Agent of an executed Assignment and Acceptance Agreement executed by the assignee (the Administrative Agent being hereby authorized to execute any Assignment and Acceptance Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such Subject Lender pursuant to this Section 4.07) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender. Notwithstanding the foregoing, in no event shall Highbridge, or any of its Affiliates or Related Funds be deemed to be a Subject Lender.

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Section 4.08      Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          the fees payable pursuant to Section 2.06 shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender;

(b)           so long as any Lender is a Defaulting Lender, the Commitments and the Loans of such Defaulting Lender shall be excluded for the purposes of making a determination of “Required Lenders”; and

(c)          any amount payable to such Defaulting Lender hereunder that does not cease to be owed as provided hereby (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 4.04) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 5.02 or Section 5.03, as applicable, are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.

The rights and remedies against a Defaulting Lender under this Section 4.08 are in addition to other rights and remedies that the Borrower, the Administrative Agent and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 4.08 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

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ARTICLE V

CONDITIONS TO LOANS

Section 5.01      Conditions Precedent. The effectiveness of this Agreement and the obligation of any Lender to make the initial Loans hereunder (or any other Person otherwise to extend any credit provided for hereunder) is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the conditions precedent set forth below:

(a)           Payment of Fees, Etc. The Borrower shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

(b)           Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)           Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)          Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

(i)            (A) a Guaranty duly executed by the Guarantors and (B) a Security Agreement, duly executed by the Loan Parties, together with any original stock certificates representing common stock of such Loan Party’s Subsidiaries, accompanied by undated stock powers executed in blank, and any intercompany promissory notes of such Loan Parties;

(ii)           the Blatstein Pledge Agreement, duly executed by Eric J. Blatstein, together with the original stock certificates representing all of the outstanding shares of Capital Stock of OTG and the Parent legally and/or beneficially owned by Eric J. Blatstein, accompanied by undated transfer powers executed in blank and other proper instruments of transfer;

(iii)          the Intercompany Subordination Agreement, duly executed by each Loan Party;

(iv)          the Intercreditor Agreement, duly executed by each Loan Party, the Collateral Agent and the Mezzanine Agent;

(v)           the Contribution Agreement, duly executed by each Loan Party;

(vi)          appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement and the Blatstein Pledge Agreement;

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(vii)        lien search results (including, without limitation, searches for any tax Lien and judgment Lien), listing all effective financing statements which name as debtor any Credit Party and which are filed in the offices referred to in paragraph (vi) above, together with copies of such financing statements, none of which shall cover any of the Collateral, except (A) as relating to the Existing Credit Facilities and (B) for Permitted Liens;

(viii)       a Management Rights Agreement between the Borrower and each Lender that is intended to qualify as a venture capital operating company under the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101 (the “VCOC Management Rights Agreement”);

(ix)          the Flow of Funds Agreement, duly executed by each Loan Party and each Secured Party;

(x)           a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xi)          a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xii)         a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes then due and payable by, such Loan Party in such states;

(xiii)        a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(xiv)        a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xv)         an opinion of (i) in-house counsel to the Credit Parties, and (ii) Weil, Gotshal & Manges LLP, counsel to the Loan Parties, in each case, in form and substance reasonably satisfactory to the Collateral Agent;

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(xvi)       a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 5.01;

(xvii)       a copy of (A) the Financial Statements and (B) the financial projections described in Section 6.01(g)(ii) hereof, certified as of the Effective Date as a true and correct copy by an Authorized Officer of the Borrower;

(xviii)      a certificate of the chief financial officer of the Borrower, certifying as to the solvency of (A) the Borrower, and (B) the Loan Parties and their respective Subsidiaries, on a consolidated basis, which certificate shall be reasonably satisfactory in form and substance to the Collateral Agent;

(xix)        a certificate evidencing the insurance coverage required by Section 7.01 in each case (other than with respect to the key man life insurance required pursuant to Section 7.01(s)), accompanied by endorsements naming the Collateral Agent as additional insured and lender loss payee thereunder, as applicable, and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon the insurer endeavoring to provide 30 days’ prior written notice to the Collateral Agent, together with evidence of the payment of all premiums due in respect thereof;

(xx)         a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing and all other notices under this Agreement and the other Loan Documents;

(xxi)        a certificate of an Authorized Officer of the Borrower stating that all the Material Contracts of the Loan Parties remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxii)       payoff letters with respect to each of the Existing Credit Facilities and all related documents, duly executed by the Loan Parties, the Existing First Lien Agent and the Existing Second Lien Agent, together with UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Second Lien Agent and covering any portion of the Collateral;

(xxiii)      a subordination agreement, in form and substance satisfactory to the Agents, duly executed by OTG and Eric J. Blatstein;

(xxiv)      subordination agreements, in form and substance satisfactory to the Agents, with respect to the Investor Notes;

(xxv)       a consent agreement, in the form agreed among Ares, Octavian and the Administrative Agent, duly executed by each of the parties thereto;

(xxvi)      evidence that all conditions precedent to the funding of the initial Mezzanine Notes on the Effective Date have been satisfied as of the Effective Date; and

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(xxvii)     such other agreements, instruments, approvals, opinions and other documents, each reasonably satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

(e)           Material Adverse Effect. No event or development shall have occurred since December 25, 2011 which could reasonably be expected to result in a Material Adverse Effect.

(f)            Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct, as of the Effective Date, of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(g)           Maximum First Lien Leverage Ratio. The ratio of (i) the First Lien Indebtedness of OTG, and the Parent and its Subsidiaries to (ii) Consolidated EBITDA of OTG, and the Parent and its Subsidiaries for the twelve-month period ending September 30, 2012 (calculated on a pro forma basis after giving effect to the making of the Loans on the Effective Date) shall not be greater than 4.00:1.00.

(h)           Liens; Priority. The Agents shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Secured Parties, a perfected, first priority Liens on and security interests in all of the Collateral, subject only to Permitted Liens.

(i)            Litigation. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or governmental authority which relates to the Loans or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(j)            Minimum Consolidated EBITDA. After giving effect to all Loans to be made, all Mezzanine Notes to be issued, and the other transactions contemplated to occur, on the Effective Date, the Consolidated EBITDA of OTG and the Parent and its Subsidiaries for the twelve-month period ending immediately prior to the Effective Date for which financial statements have been provided to the Agents (which period shall in any event be no earlier than September 30, 2012), is at least $25,000,000.

Section 5.02          Conditions Precedent to Delayed Draw Term Loans. The obligation of the Administrative Agent or any Lender to make any Delayed Draw Term Loan hereunder is subject to (a) the receipt by the Agents of a certificate delivered by an Authorized Officer of the Borrower certifying to the Agents and the Lenders that the proceeds of the Delayed Draw Term Loans are being used for a Permitted Project and attaching thereto a detailed sources and uses statement, in form and substance reasonably satisfactory to the Agents, and (b) to the extent required pursuant to the definition of the term “Permitted Project”, the approval of the Agents with respect to such project.

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Section 5.03      Conditions Precedent to All Loans. The obligation of any Agent or any Lender to make any Loan hereunder or continue or convert any Loan pursuant to Section 2.11, is subject to the fulfillment, in a manner reasonably satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a)           Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then due and payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b)           Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct on and as of such date as though made on and as of such date, (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date and (iii) the conditions set forth in this Section 5.03 have been satisfied as of the date of such request.

(c)           Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)           Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(e)           Delivery of Documents. The Agents shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance reasonably satisfactory to the Agents, as any Agent may reasonably request.

(f)            Maximum First Lien Leverage Ratio. The ratio of (i) the First Lien Indebtedness of OTG, and the Parent and its Subsidiaries to (ii) Consolidated EBITDA of OTG, and the Parent and its Subsidiaries for the twelve-month period ending immediately prior to such date (calculated on a pro forma basis after giving effect to the making of the Loans proposed to be made on such date) shall not be greater than 4.00:1.00.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01      Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a)       Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Transaction Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of this clause (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

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(b)           Authorization, Etc. The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its material properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document or Mezzanine Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval necessary for its operations or any of its material properties.

(c)           Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Transaction Document to which it is or will be a party, except for the filing of any Uniform Commercial Code financing statement or such other registrations, filings or recordings as may be necessary to perfect the Lien purported to be created by any Loan Document.

(d)           Enforceability of Transaction Documents. This Agreement is, and each other Transaction Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by all applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, and similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

(e)           Capitalization; Subsidiaries.

(i)           On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Capital Stock of the Parent, OTG and the Borrower, and the issued and outstanding Capital Stock of the Parent, OTG and the Borrower are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Capital Stock of the Parent, OTG and the Borrower have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights except as set forth in the Securityholders Agreements. As of the Effective Date, other than the Borrower Warrants, there are no outstanding debt or equity securities of the Parent, OTG, the Borrower or any of its Subsidiaries and no outstanding obligations of the Parent, OTG, the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent, OTG or the Borrower, or other obligations of the Parent, OTG or the Borrower to issue, directly or indirectly, any shares of Capital Stock of the Parent, OTG or the Borrower.

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(ii)           Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Borrower in existence on the Effective Date. The Borrower is the only Subsidiary of the Parent, and OTG has no Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights except as set forth in the JV Agreements. Except as indicated on such Schedule, all such Capital Stock is owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. There are no outstanding debt or equity securities of such Subsidiaries of the Borrower and no outstanding obligations of such Subsidiaries of the Borrower convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from such Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower.

(f)            Litigation; Commercial Tort Claims. Schedule 6.01(f) sets forth each active action, suit and proceeding filed against any Loan Party. There is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby and, as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)           Financial Condition.

(i)           The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of OTG and the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of OTG and the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 25, 2011 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)           The Parent has heretofore furnished to each Agent and each Lender projected quarterly balance sheets, income statements and statements of cash flows of OTG and the Parent and its Subsidiaries for the period from the first day of the first quarter of 2013 through the last day of the fourth quarter of 2016, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect (it being recognized by the Agents and the Lenders that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

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(h)           Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any term of any agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, except to the extent such violation could not reasonably be expected to result in adverse consequences to any Loan Party or Secured Party (other than immaterial consequences to any Loan Party or Secured Party, either individually or taken as a whole), and no Default or Event of Default has occurred and is continuing.

(i)            ERISA. (i) Each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule MB or SB (Actuarial Information) thereto, copies of which have been filed with the Department of Labor and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) there has been no failure to make any required contribution to a Multiemployer Plan except as set forth on Schedule 6.01(i), (vi) there has been no determination that any Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA), (vii) there has been no determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA except as set forth on Schedule 6.01(i), (viii) no Loan Party or any of its ERISA Affiliates has received notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, and (ix) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan. No Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. As of the most recent valuation date for each Multiemployer Plan, the potential liability of each Loan Party and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA) does not exceed $100,000. There has been no violation of Section 436 of the Internal Revenue Code with respect to any Employee Plan, No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 or Section 430 of the Internal Revenue Code on or before the due date for such required installment or payment, whether or not waived in accordance with Section 412(c) of the Internal Revenue Code, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

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(j)            Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been timely filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been timely paid, except to the extent (i) contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP or (ii) such taxes, assessments and other charges do not exceed $250,000 in the aggregate at any time. Each Loan Party that is a corporation has been properly treated as an “S corporation” within the meaning of section 1371 et. seq. of the Internal Revenue Code for all taxable periods of its existence, and has no liability for any Tax under section 1374 of the Internal Revenue Code, or otherwise.

(k)           Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l)            Nature of Business. No Loan Party is engaged in any lines of business other than the operation of concession concepts substantially for food and beverage services (including food service concepts for airline clubs) at airports located in the United States or Canada, concept development and licensing related thereto, and businesses reasonably related thereto; provided that such concession concepts may include limited retail concepts.

(m)           Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to have, a Material Adverse Effect.

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(n)           Permits, Etc. Each Loan Party has, and is in compliance in all material respects with all permits, licenses (including, without limitation, liquor licenses), franchise agreements, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except where such failure could not reasonably be expected to result in adverse consequences to any Loan Party or Secured Party (other than immaterial consequences to any Loan Party or Secured Party, either individually or taken as a whole). No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except where such condition or event could not reasonably be expected to result in adverse consequences to any Loan Party or Secured Party (other than immaterial consequences to any Loan Party or Secured Party, either individually or taken as a whole).

(o)           Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets necessary to the operation of its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii)           Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Transaction Documents to which it is a party, except as set forth on Schedule 6.01(o). To the knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder in any material respect, and except as set forth on Schedule 6.01(o), no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, except as set forth on Schedule 6.01(o), no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease other than a default that could not reasonably be expected to result in adverse consequences to any Loan Party or Secured Party (other than immaterial consequences to any Loan Party or Secured Party, either individually or taken as a whole).

(p)           Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading in any material respect; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being recognized by the Agents and the Lenders that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). There is no contingent liability or fact that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

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(q)           Operating Lease Obligations. On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r)            Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or to the knowledge of any Loan Party, a predecessor in interest, or, to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) to the knowledge of any Loan Party, no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which Release could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect of any of its properties as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(s)           Insurance. Each Loan Party keeps its property insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent. Schedule 6.01(s) sets forth a list of all insurance policies maintained by each Loan Party on the Effective Date.

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(t)            Use of Proceeds. (i) The proceeds of the Revolving Loans will be used for working capital and general corporate purposes of the Borrower and its subsidiaries.

  (ii)           The proceeds of the Term Loan will be used (A) to refinance the Indebtedness outstanding under the Existing Credit Facilities (including cash collateralization of Existing Letters of Credit), (B) to pay fees and expenses incurred in connection with this Agreement, and (C) to pay a one-time distribution to OTG in the amount of $1,000,000.

  (iii)          The proceeds of the Delayed Draw Term Loans will be used to (a) finance the Permitted Projects at airports, including, without limitation, start-up and preopening costs (including security deposits), (b) in connection with projects at airports described in clause (a), collateralize letter of credit obligations, if necessary, and (c) finance the Specified Warrant Purchases.

(u)           Solvency. After giving effect to the transactions contemplated by the Transaction Documents and before and after giving effect to each Loan, the Borrower is, and the Loan Parties on a consolidated basis are, Solvent.

(v)           Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w)          Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, registered patents, patent applications, registered trademarks, trademark applications, service marks, tradenames, registered copyrights, copyright applications, franchises and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application or principle is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Loan Party has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in its business (collectively, the “Business Trade Secrets”). To the knowledge of each Loan Party, none of the Business Trade Secrets have been disclosed to any Person other than employees, agents, contractors or advisors of the Loan Parties who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements prohibiting the unauthorized use or disclosure of such Business Trade Secrets and containing other terms reasonably necessary or appropriate for the protection and maintenance of such Business Trade Secrets. To the knowledge of each Loan Party, no unauthorized disclosure of any Business Trade Secrets has been made.

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(x)           Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts (other than the Mezzanine Loan Documents) of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, other than such Material Contract that has terminated in the ordinary course of business pursuant to the terms thereof, (ii) has not been amended or modified (except (A) as required by law or Governmental Authority or (B) to the extent such amendment or modification could not reasonably be expected to result in adverse consequences to any Loan Party or Secured Party (other than immaterial consequences to any Loan Party or Secured Party, either individually or taken as a whole), and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto (except to the extent such default could not reasonably be expected to result in adverse consequences to any Loan Party or Secured Party (other than immaterial consequences to any Loan Party or Secured Party, either individually or taken as a whole)).

(y)           Investment Company Act. None of the Loan Parties is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z)           Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

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(aa)         Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, and that could reasonably be expected to result in a Material Adverse Effect upon such termination, cancellation, limitation, modification or change, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand, that could reasonably be expected to result in a Material Adverse Effect upon such termination, cancellation, limitation, modification or change; and there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb)         No Bankruptcy Filing. No Loan Party is contemplating either an Insolvency Proceeding or, other than as expressly permitted hereunder, the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(cc)         Intentionally Omitted.

(dd)         Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee)         Tradenames. Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames, business names or similar appellations used by each Loan Party or any of its divisions or other business units during the past five years.

(ff)          Locations of Collateral. There is no location at which any Loan Party has any material Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time. Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which such material Collateral of each Loan Party is stored.

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(gg)         Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 5.01(d)(viii) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

(hh)         Mezzanine Loan Documents. No event of default exists, or has occurred and is continuing under the Mezzanine Loan Documents. The Agents and the Lenders have received true, correct and complete copies of all of the Mezzanine Loan Documents.

(ii)            Terrorism Laws. Each Loan Party is in compliance, in all material respects, with the Terrorism Laws. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(jj)           Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

(kk)         No Defaults. Neither the Parent, OTG nor any of their Subsidiaries are in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

(ll)           Existing Concession Agreements. Schedule 6.01(ll) sets forth a true and accurate list of all Concession Agreements to which any Loan Party or its Subsidiaries is a party and which are in existence as of the Effective Date (the “Existing Concession Agreements”). As of the Effective Date, except as set forth on Schedule 6.01(ll), each Existing Concession Agreement is in full force and effect and none of the parties thereto is in breach or in default, in each case, in any material respect under such Existing Concession Agreement.

(mm)       Bonding Requirements. Each Loan Party is in compliance with all bonding requirements required for such Person lawfully to construct, own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such bonding requirement, and there is no claim that any thereof is not in full force and effect.

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(nn)         Schedules. As of the Effective Date, all of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate in all material respects and does not omit to state any information material thereto in order to make the statements contained herein and therein not materially misleading in light of the circumstances under which such information was provided.

(oo)         Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

(pp)         Holding Company. The Parent, OTG and the Borrower are each a holding company, and none of the Parent, OTG or the Borrower has any liabilities (other than liabilities arising under the Loan Documents and the Mezzanine Loan Documents), own any assets (other than (i) in the case of the Parent and OTG, the Capital Stock of the Borrower, and (ii) in the case of the Borrower, the Capital Stock of other Loan Parties) or engage in any operations or business other than in the ordinary course of business consistent with their past practices.

(qq)         Non-Operating Entity. E Terminal Market, LLC does not own any assets or engage in any operations or business, and no Person has any claim against E Terminal Market, LLC for any Indebtedness in excess of $10,000.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01      Affirmative Covenants. So long as any principal of or interest on any Loan, or any other Obligation (other than unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, and will cause each of its Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:

(a)        Reporting Requirements. Furnish to each Agent and each Lender:

(i)           as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of (A) the Parent and its Subsidiaries and (B) OTG, in each case, as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year and the corresponding figures from the financial projections for the current Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of (1) the Parent and its Subsidiaries and (2) OTG, in each case, as of the end of such quarter and the results of operations and cash flows of (x) the Parent and its Subsidiaries and (y) OTG, in each case, for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of OTG and the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end adjustments, together with a Narrative Report with respect thereto;

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(ii)           as soon as available, and in any event within 90 days after the end of each Fiscal Year of OTG and the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of (i) the Parent and its Subsidiaries and (ii) OTG, in each case, as at the end of such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, together with a Narrative Report with respect thereto. The balance sheets, income statements and statements of cash flows shall be accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception or explanatory paragraph, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default as a result of a breach of Section 7.03 and (2) if such accountants shall have obtained any knowledge of the existence of such an Event of Default, describing the nature thereof;

(iii)          as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, (A) internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of (1) the Parent and its Subsidiaries and (2) OTG, in each case, as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month setting forth in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year and the corresponding figures from the financial projections for the current Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of (1) the Parent and its Subsidiaries and (2) OTG, in each case, as at the end of such fiscal month and the results of operations, retained earnings and cash flows of (1) the Parent and its Subsidiaries and (2) OTG, in each case, for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal year-end adjustments, together with a Narrative Report with respect thereto, and (B) a Borrowing Base Certificate;

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(iv)         simultaneously with the delivery of the financial statements of OTG and the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of OTG and the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether OTG and the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which OTG and the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) with respect to the financial statements required by clauses (i) and (ii) of this Section 7.01(a), attaching a schedule showing the calculations specified in Section 7.03;

(v)          as soon as available and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, reports in form and detail reasonably satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete (A) listing all Accounts Receivable of the Loan Parties as of the end of such fiscal month, which shall include the amount and age of each such Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month and such other information as any Agent may reasonably request, and (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable and such other information as any Agent may reasonably request;

(vi)         to the extent not otherwise delivered pursuant to this Agreement, promptly after delivery or receipt thereof, copies of all reports delivered to or received from the Mezzanine Agent or the Mezzanine Purchasers under the Mezzanine Loan Documents;

(vii)        as soon as available and in any event not later than 30 days after the end of each Fiscal Year, financial projections, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii), prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Agents, for the immediately succeeding Fiscal Year for OTG and the Parent and its Subsidiaries, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by OTG and the Parent to be reasonable at the time made and from the best information then available to OTG and the Parent (it being recognized by the Agents and the Lenders that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material);

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(viii)       promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any material investigation of any Loan Party other than (A) routine inquiries by such Governmental Authority and (B) with respect to any investigation by the Equal Employment Opportunity Commission, such matters that could not reasonably be expected to result in a Material Adverse Effect;

(ix)          as soon as possible, and in any event within three (3) Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development that could reasonably be expected to have a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x)           (A) as soon as possible and in any event within 5 Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an application has been made to the Secretary of the Treasury for a waiver of the minimum funding standard (including installment payments) with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule SB or MB (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within ten (10) days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 or Section 430 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, notice thereof, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof pursuant to Section 101(l) of ERISA or concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA or is or may become insolvent under Section 4245 of ERISA or is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA or intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (F) promptly and in any event within 10 days of the receipt thereof, the most recent actuarial valuation report for each Employee Plan, (G) promptly and in any event within 10 days of the receipt thereof, all other filings, reports and information relating to any Employee Plan or Multiemployer Plan as may reasonably be requested in writing by the Agent, and (H) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

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(xi)          promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to (A) have a Material Adverse Effect or (B) result in damages of $50,000 or more;

(xii)         as soon as possible and (A) in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract (including in connection with any Concession Agreement), (B) in any event within five (5) Business Days that any Loan Party or one of its Subsidiaries has notice thereof, notice of any default under any transaction documents governing the Indebtedness of any JV Entity owed to any Person (other than a Loan Party or its Subsidiaries) set forth on Schedule 7.02(b) or that is Subordinated Indebtedness, (C) in any event within five (5) Business Days after expiration or termination thereof, notice of any expiration or termination of any Concession Agreement, and (D) in any event within five (5) Business Days of the end of each fiscal quarter of the Parent and its Subsidiaries, notice of any material amendment or other material change to or material waiver of any Loan Party’s rights under any Material Contract;

(xiii)        as soon as possible and in any event within five (5) Business Days after the end of each month, a status report, in form and substance reasonably satisfactory to the Agents, which details the progress of the completion of each Permitted Project, including without limitation, all Capital Expenditures made in connection therewith;

(xiv)        to the extent received, promptly after receipt, evidence that each DBE which is the owner of Capital Stock of a JV Entity has been, and continues to remain, certified as a DBE (and as the equivalent local state and city certification) by the applicable Governmental Authority;

(xv)         within 1 Business Day after receipt of notice thereof, notice of any lapse or termination of, or rejection of an application for, certification as a DBE of any owner (other than a Loan Party) of Capital Stock of a JV Entity (or as the equivalent local state and city certification) by the applicable Governmental Authority;

(xvi)        as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices or agreements that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party or JV Entity;

(xvii)       as soon as possible and in any event within five (5) Business Days after submission by a Loan Party of a bid for any Permitted Project or any other similar project, notice of such submission together with a copy of any documentation submitted in connection with such bid and any other additional details reasonably requested by the Agents, provided that each Agent and Lender agrees to keep all such documentation and details confidential in accordance with the terms of Section 12.19 hereof, notwithstanding that such documentation is at the time, or thereafter becomes, publicly available from a source other than such Agent or Lender;

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(xviii)      promptly after submission to any Governmental Authority and/or Lessor, all status reports with respect to the DBE certification status required under the Concession Agreements;

(xix)        (A) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party or JV Entity sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange, and (B) on December 1st and June 1st of each Fiscal Year, a report, in form and detail reasonably satisfactory to Agents, listing the outstanding principal amount of all Indebtedness of each JV Entity that is set forth on Schedule 7.02(b) or that is Subordinated Indebtedness;

(xx)         as soon as available, and in any event no later than 10 days before the date for the making of any Tax Distribution, a schedule setting forth in reasonable detail the calculation, amount and recipient of each Tax Distribution made;

(xxi)        promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party or JV Entity by its auditors in connection with any annual or interim audit of the books thereof;

(xxii)       if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements, the consolidated financial statements of OTG, the Parent and its Subsidiaries delivered pursuant to subdivisions (i), (ii), (iii) or (vii) of this Section 7.01(a) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (A) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (vii) of this Paragraph 5A following such change, consolidated financial statements of Parent and its Subsidiaries, and OTG for (x) the current Fiscal Year to the effective date of such change and (y) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (B) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (vii) of this Section 7.01(a) following such change, a written statement of the chief accounting officer or chief financial officer of Parent setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 7.03) which would have resulted if such financial statements had been prepared without giving effect to such change;

(xxiii)      prior to the expiration of any insurance policy required to be maintained by the Loan Parties under Section 7.01(h), insurance certificates evidencing the renewal of such insurance policies for the immediately succeeding twelve-month period, accompanied by loss payable and additional insured endorsements in favor of the Collateral Agent with respect to such policies for such period; and

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(xxiv)      promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time reasonably request.

(b)           Additional Guaranties and Collateral Security. Cause:

(i)           each Subsidiary of any Loan Party formed or otherwise purchased or acquired after the Effective Date, subject to any applicable limitations set forth in the Guaranty and the Security Agreement, as applicable (but excluding any Specified Foreign Subsidiary) to execute and deliver to the Collateral Agent promptly and in any event within 5 Business Days after the formation or acquisition thereof (A) a Guaranty guaranteeing the Obligations and a joinder to this Agreement in form and substance reasonably satisfactory to the Collateral Agent, (B) a Security Agreement, together with (1) any certificates evidencing the Capital Stock of any Person owned by such Subsidiary (together with undated stock powers executed in blank relating to such certificates), and (2) such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate evidencing the Capital Stock of any Person owned by such Subsidiary or any other matter relating to such shares, (C) (1) in the case of any Subsidiary that owns any fee interest in any real property with a Current Value (as defined in Section 7.01(o)) in excess of $100,000, one or more Mortgages creating a perfected, first priority Lien on such real property (subject to Permitted Liens), a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require comparable to the documents required under Section 7.01(o), and (2) in the case of any Subsidiary that leases any real property, such Subsidiary shall use commercially reasonable efforts to obtain a landlord waiver with respect to such leased real property; provided, however, that no landlord waiver shall be required with respect to any airport location or to the extent prohibited by any applicable lease, and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien (subject to Permitted Liens) purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations. For the avoidance of doubt, any Subsidiary of any Loan Party established in connection with, owning any assets related to, or involved in the operation of, the proposed project at Toronto Pearson Airport shall promptly, and in any event within five (5) Business Days after the formation or acquisition thereof, execute and deliver each of the agreements, documents, certificates and stock powers referred to in clauses (A) and (B) hereof regardless of the tax consequences to the Loan Parties resulting therefrom and shall deliver to the Agents an opinion of external Canadian counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent; and

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(ii)           each owner of the Capital Stock of any such Subsidiary (including, for purposes of this clause (ii), any Specified Foreign Subsidiary, but limited, in the case of voting stock, to 65% of the voting stock of such Specified Foreign Subsidiary) that is a Loan Party, to the extent not already delivered, to deliver promptly and in any event within 5 Business Days after the formation or acquisition of such Subsidiary a Security Agreement, together with (1) any certificates evidencing the Capital Stock of such Subsidiary owned by such owner (together with undated stock powers executed in blank relating to such certificates), (2) such approving certificate of such owner as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate evidencing the Capital Stock of any such Subsidiary owned by such Subsidiary or any other matter relating to such shares and (3) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent relating to the creation, perfection or establishment of the first priority of, or other protection of, any Lien (subject to Permitted Liens) in such Capital Stock purported to be covered by any such Security Agreement.

(c)           Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except to the extent any such non-compliance could not reasonably be expected to result in adverse consequences to any Loan Party or Secured Party (other than immaterial consequences to any Loan Party or Secured Party, either individually or taken as a whole), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties; provided, no such amount need be paid to the extent it is being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof promptly instituted and diligently conducted, so long as (A) adequate reserves or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (B) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, (1) such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (2) such Taxes and claims do not exceed $250,000 in the aggregate at any time.

(d)           Preservation of Existence, Etc. Except to the extent otherwise permitted under Section 7.02(c)(i) or (vi), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent such failure to maintain, preserve, become or remain duly qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(e)           Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, sufficient to permit the preparation of financial statements in accordance with GAAP.

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(f)            Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrower, subject to the terms of Section 4.01, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) on any owned real property or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided that a representative of the Borrower shall be provided with the opportunity to attend any such meetings and discussions. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f). The Loan Parties and their Subsidiaries will, upon the request of any Agent, participate in a meeting of the Agents and the Lenders at least once during each Fiscal Year to be held at the corporate offices of the Parent (or at such other location as may be agreed to by the Parent and the Agents) at such time as may be agreed to by the Parent and the Agents.

(g)           Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h)           Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Secured Parties, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Secured Parties’ interests in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ (10 days in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, give receipt and acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

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(i)            Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses (including, without limitation, liquor licenses), authorizations, franchise agreements, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except where failure to maintain or preserve such item could not reasonably be expected to result in adverse consequences to any Loan Party or Secured Party (other than immaterial consequences to any Loan Party or Secured Party, either individually or taken as a whole).

(j)            Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within ten (10) Business Days of the occurrence or discovery of any Release of a Hazardous Material in excess of any reportable threshold from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; and (iv) provide the Agents with written notice within ten (10) Business Days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect.

(k)           Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

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(l)            Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 15 days’ prior written notice of any change in the location of any Collateral with a value in excess of $100,000, other than to locations set forth on Schedule 6.01(ff) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, and (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon.

(m)          Landlord Waivers; Collateral Access Agreements. (i) At any time any Collateral with a book value in excess of $200,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party (other than any airport location), use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance reasonably satisfactory to the Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral (it being understood that the Loan Parties shall use commercially reasonable efforts to obtain such agreements with respect to any such locations existing on the Effective Date within 60 days following the Effective Date); and

(i)            Use commercially reasonable efforts to obtain written access agreements, in form and substance reasonably satisfactory to the Collateral Agent, providing access to Collateral located on any premises not owned by a Loan Party (other than any airport location) in order to remove such Collateral from such premises during an Event of Default (it being understood that the Loan Parties shall use commercially reasonable efforts to obtain such agreements with respect to any such locations existing on the Effective Date within 60 days following the Effective Date).

(n)           Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Secured Parties in accordance with a subordination agreement in form and substance reasonably satisfactory to the Agents.

(o)           After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being an “After Acquired Property”) with a Current Value (as defined below) in excess of $100,000, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require, in its reasonable determination, a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly furnish to the Collateral Agent the following, each in form and substance reasonably satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority Lien (subject to Permitted Liens) on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, and (vi) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require. The Borrower shall pay all reasonable out-of-pocket fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

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(p)           Post-Closing Obligations. By not later than January 31, 2013 (or such later date as the Collateral Agent may permit in its sole discretion), deliver to the Collateral Agent (i) copies of all Material Contracts listed on Schedule 6.01(x), and (ii) evidence that all Liens of record filed with the Patent and Trademark Office against any of the Collateral in favor of Wells Fargo Foothill, LLC and Ares Capital Corporation have been released and discharged.

(q)           Payment of Taxes and Claims. Timely file (and cause each of its Subsidiaries to timely file), all Tax returns required to be filed by it and pay (and cause each of its Subsidiaries to pay), all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, (A) such contested proceedings conclusively operate to stay the sale of any portion of such Collateral to satisfy such Tax or claim or (B) such Taxes and claims do not exceed $250,000 in the aggregate at any time. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than OTG, the Parent or any of its Subsidiaries).

(r)            Management Calls. To the extent requested by the Agents, cause management to participate in calls with the Agents and the Lenders not less frequently than quarterly to discuss the business, assets, operations and prospects of the Loan Parties.

(s)           Key Man Life Insurance. Maintain with a responsible insurance company “key man” life insurance with respect to Eric J. Blatstein (or any individual who may replace him in the capacity of an officer of the Parent or any of its Subsidiaries) in the amount of at least $4,000,000, payable to a Loan Party and reasonably satisfactory to the Collateral Agent; provided that nothing in any Loan Document shall require the Loan Parties to deliver or obtain any assignment of such policy in favor of Collateral Agent.

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(t)            Cash Distributions. Make, and cause each of its Subsidiaries, (including each JV Entity) to make, cash distributions, to the maximum extent permitted pursuant to any organizational document, to the Loan Party and the DBE which owns Capital Stock of such JV Entity; provided that, prior to making any Minority JV Distributions, such JV Entity shall have repaid all outstanding debt obligations owed by such JV Entity to any Loan Party.

(u)           JV Indebtedness. If there is a default under any transaction document governing Indebtedness (other than Subordinated Indebtedness) of a JV Entity owed to any Person (other than a Loan Party or its Subsidiaries) and such JV Entity is party to a Concession Agreement that is in full force and effect, upon the request of Agents: (i) repay, and cause each of their Subsidiaries, including such JV Entity, to repay such Indebtedness within 30 days of such request with the proceeds of an equity contribution made to the Parent, and (ii) deliver to Agents a payoff letter with respect to such Indebtedness and all related documents, in form and substance reasonably satisfactory to Agents, duly executed by such JV Entity and the existing lender.

(v)           Discharge of Tax Liens. Within sixty (60) days following the Effective Date, deliver to the Agents evidence that any filed tax Liens have been discharged or released, in form and substance reasonably satisfactory to the Agents, except to the extent that such tax Liens do not adversely affect any of the Credit Parties, Agents or Lenders, as determined by the Agents in their reasonable discretion.

(w)          Canadian Security Documents. By not later than 60 days following the Closing Date (or such later date as the Collateral Agent may agree), deliver to the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, all documents reasonably requested by the Collateral Agent to perfect the Collateral Agent’s security interest in all assets of the Loan Parties located in Canada, including, without limitation, a local law Canadian security agreement, appropriate PPSA financing statements, appropriate Canadian Intellectual Property Office filings, PPSA estoppel letters (to the extent applicable), and an opinion of Canadian counsel as to such matters as the Collateral Agent may reasonably request.

Section 7.02      Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (other than unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, and shall not permit any of its Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:

(a)           Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

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(b)           Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)           Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i)            any Loan Party or any wholly-owned Subsidiary of any Loan Party (other than the Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days’ prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Agents’ and the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder (to the extent not already a Loan Party) and is a party to the Guaranty and the Security Agreement and the Capital Stock of such Subsidiary is the subject of the Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

(ii)           any Loan Party and its Subsidiaries may (A) dispose of obsolete, worn-out or surplus furniture, fixtures, or equipment no longer useful in the conduct of business of the Loan Parties and in their Subsidiaries, all in the ordinary course of business and (B) sell or otherwise dispose of other property or assets (including intellectual property that is, in the reasonable judgment of the Loan Parties, no longer practicable to maintain or useful in the conduct of the business of the Loan Parties and their Subsidiaries) for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions (1) in the case of clauses (A) and (B) above, do not exceed $100,000 in the aggregate in any twelve-month period and (2) in all cases, are paid to the Administrative Agent for the benefit of the Lenders to the extent required by the terms of Section 2.05(c)(ii);

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(iii)          any Loan Party may enter into any sublease, and any lease with respect to equipment or personal property, with a DBE, in each case, with respect to the operation of the Dunkin’ Donuts and Jamba Juice locations at Terminal 5 at JFK;

(iv)         any Loan Party may exchange furniture, fixtures and equipment in consideration for furniture, fixtures and equipment of another Person; provided, that (A) the aggregate net book value of all such assets sold or disposed of pursuant to this clause (iv), shall not exceed $250,000 in the aggregate during the term of this Agreement; (B) the assets disposed of shall have a fair market value substantially equivalent to (or less than) the fair market value of the assets acquired; and (C) as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(v)          any Loan Party may enter into any lease or sublease in the ordinary course of business and consistent with past practice with any Person so long as any such lease or sublease does not interfere with the ordinary conduct of the business of such Loan Party or impair the value or marketability of the real property subject thereto;

(vi)         Parent may wind-up, liquidate and dissolve, E Terminal Market, LLC, D Terminal, L.P., and/or any of its other Subsidiaries (each, the “Dissolving Entity”), in each case, if the Dissolving Entity’s primary asset was a Concession Agreement, following expiration of the applicable Concession Agreement in the ordinary course of business; provided, however, that (a) prior to, or substantially concurrently with, the expiration of the applicable Concession Agreement, the Dissolving Entity transfers all of its assets (other than assets having a fair market value not in excess of $25,000 that are abandoned in connection with dissolution of the Dissolving Entity) to another Loan Party, and no Person has any claim against the Dissolving Entity for any Indebtedness with recourse to a Credit Party (other than any Credit Party which is the general partner of such Dissolving Entity and whose sole asset is Capital Stock legally and/or beneficially owned by it in such Dissolving Entity), and (b) following the expiration of the applicable Concession Agreement, the Dissolving Entity shall not own any assets or engage in any operation or business.

(d)           Change in Nature of Business; Change in Independent Certified Public Accountant. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l). Make, or permit any of its Subsidiaries to make, any change in its independent certified public accountant without the prior written consent of the Agents, such consent not to be unreasonably withheld or delayed.

(e)           Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase all or substantially all of the assets of any other Person, or permit any of its Subsidiaries to do any of the foregoing, except for:

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(i)            investments in (A) JV Entities and Subsidiaries of the Loan Parties existing on the date hereof, as set forth on Schedule 6.01(e) hereto and in the amounts existing on the date hereof, and investments by a Loan Party in Permitted Projects, (B) newly-formed Subsidiaries or JV Entities; provided that (x) at least 80% of the Equity Interests of such Subsidiary or JV Entity are owned by a Loan Party, and (y) such Subsidiary or JV Entity becomes a Loan Party promptly following the formation thereof in accordance with the terms of Section 7.01(b), and (C) investments in Foreign Subsidiaries in an aggregate amount during the term of this Agreement not to exceed $5,000,000 (any such Foreign Subsidiary, a “Specified Foreign Subsidiary”);

(ii)           loans and advances by a Qualified Loan Party to another Qualified Loan Party made in the ordinary course of business;

(iii)          loans and advances by a Loan Party to its Subsidiaries that are not Loan Parties, made in the ordinary course of business and either (A) existing on the date hereof and set forth on Schedule 6.01(e) hereto or (B) otherwise not exceeding $500,000 in the aggregate, in each case, in any calendar year; and

(iv)         Permitted Investments.

(f)          Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease, other than, in either case, (A) Concession Agreements directly related to Permitted Projects, (B) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 7.02, and (C) Operating Lease Obligations (excluding any rent payments under a Concession Agreement) which would not cause the aggregate amount of all Operating Lease Obligations (excluding any rent payments under a Concession Agreement) owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $750,000.

(g)         Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures (other than Capital Expenditures made solely in respect of Permitted Projects) made by the Loan Parties and their Subsidiaries to exceed in any Fiscal Year, 1.0% of the aggregate amount of net sales by the Loan Parties and their Subsidiaries during the immediately preceding Fiscal Year.

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(h)           Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any of its Subsidiaries or any direct or indirect parent of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such, or (v) except to any Qualified Loan Party pursuant to the OTG Development Agreements, pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) any Subsidiary of any Qualified Loan Party may pay dividends to such Qualified Loan Party, (B) OTG may make distributions in lieu of compensation to Eric J. Blatstein up to the amount permitted pursuant to Section 7.02(u); (C) OTG, the Parent and the Borrower may make Tax Distributions to the holders of their Capital Stock, (D) any Subsidiary of any Qualified Loan Party may make Minority JV Distributions; provided that, with respect to this subclause (D), prior to making any such Minority Distribution, the Loan Parties shall cause the applicable JV Entity to comply with Section 7.01(t) and the Borrower shall have delivered a certificate to the Agents certifying that the requirements of Section 7.01(t) have been satisfied, (E) so long as no Event of Default shall have occurred and be continuing or would result from the making of any such payment, any Loan Party may make payments (i) as and when due under any Repurchase Note permitted to be issued under this Agreement and (ii) for the repurchase, redemption, acquisition, cancellation or other retirement for value of the Capital Stock of the relevant Loan Party held by former managers and employees (or their estates or beneficiaries under their estates) of the relevant Loan Party upon the death, disability, retirement or termination of employment of any such former managers or former employees pursuant to the Securityholders Agreements in an aggregate amount not to exceed $250,000 since the Effective Date, (F) so long as no Event of Default shall have occurred and be continuing or would result from the making of any such repurchase, the Parent and/or OTG may exercise its right to repurchase Capital Stock of the Parent and/or OTG pursuant to the applicable Securityholders Agreement; provided that the only consideration for such repurchase is a Repurchase Note and the Loan Parties shall not issue any Repurchase Note if such issuance would cause the aggregate principal amount of all Repurchase Notes issued from and after the Effective Date to exceed $250,000, (G) so long as no Event of Default shall have occurred and be continuing or would result from the making of any such payment and solely to the extent it can be demonstrated to the Agents, to their reasonable satisfaction, that such payment will reduce the net taxes that Eric J. Blatstein would otherwise be required to pay and would neither increase the net taxes that the Borrower would be required to pay, nor adversely impact the status of OTG or Parent as a “subchapter S corporation” within the meaning of Section 1371 of the Internal Revenue Code, OTG may make non-cash distributions to Eric J. Blatstein documented solely by book entry; provided that, with respect to this subclause (G), non-cash loans documented solely by book entry in an aggregate amount equal to the aggregate amount of such distributions are immediately made by Eric J. Blatstein to the Parent on a subordinated basis, on terms satisfactory to the Agents, (H) each of Parent and OTG may make distributions to its equityholders at any time after June 30, 2013 in an aggregate amount not to exceed $2,500,000 in any Fiscal Year; provided that both before and after giving effect to such distributions, (1) the ratio of Consolidated Funded Indebtedness of OTG and the Parent and its Subsidiaries less Qualified Cash in an aggregate amount not to exceed $2,000,000 to Consolidated EBITDA of OTG and the Parent and its Subsidiaries on a consolidated basis does not exceed 3.00:1.00 and (2) the sum of (i) Qualified Cash and (ii) the aggregate undrawn amount of the Total Revolving Credit Commitment is equal to or greater than $5,000,000, (I) the Parent, OTG and the Borrower may purchase the Borrower Warrants held by (1) Octavian and Ares for (x) cash consideration not to exceed $10,000,000 in the aggregate, plus (y) proceeds of common Capital Stock or Permitted Preferred Stock issued by the Parent, OTG or the Borrower specifically for such purpose and applied substantially contemporaneously to such purchase, plus (z) additional consideration in the form of a Deferred Note; provided that both before and after giving effect to any such proposed purchase (1) no Default or Event of Default shall have occurred and be continuing, and (2) the Loan Parties shall have delivered an officer’s certificate, with supporting calculations in reasonable detail, demonstrating that the Loan Parties are in compliance on a pro forma basis with the financial covenants contained in Section 7.03, as of the most recently-ended fiscal quarter of the Loan Parties, and (2) Highbridge (and its Affiliates and Related Funds) for (x) proceeds of common Capital Stock or Permitted Preferred Stock issued by the Parent, OTG or the Borrower specifically for such purpose and applied substantially contemporaneously to such purchase, plus (y) additional consideration in the form of a Deferred Note (the purchases described in clause (I) hereof, the “Specified Warrant Purchases”). Nothing in this Section 7.02(h) shall restrict compliance with any mandatory repurchase requirements set forth in any Securityholders Agreement (as in effect on the Effective Date) so long as no Event of Default then exists.

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(i)            Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)            Transactions with Affiliates. (i) Except for employment agreements entered into in the ordinary course of business and the OTG Development Agreements, directly or indirectly enter into, renew, extend or be a party to, or permit any of its Subsidiaries to directly or indirectly enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind or the entering into any contract) with any officer of a Loan Party (including, without limitation, Eric J. Blatstein), any Family Member or Family Trust of such officer or any Affiliate of such officer (other than a Loan Party) without the prior written consent of the Agents.

(ii)           Subject to Section 7.02(j)(i), directly or indirectly enter into, renew, extend or be a party to, or permit any of its Subsidiaries to directly or indirectly enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind or the entering into any Material Contract or other contractual obligation) with any Affiliate, except (i) upon prior written notice to the Agents, in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions between Loan Parties, (iii) transactions permitted by Sections 7.02(e) and 7.02(h), (iv) transactions between Subsidiaries that are not Loan Parties, and (v) pursuant to OTG Development Agreements.

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(k)           Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)           this Agreement, the other Loan Documents and the Mezzanine Loan Documents;

(B)           JV Agreements, in substantially the same form as the JV Agreements in existence as of the Effective Date or otherwise in form and substance satisfactory to the Agents, and the Securityholders Agreements;

(C)           any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)           in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(E)           in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien that restricts on customary terms the transfer of any property or assets subject thereto.

(l)            Limitation on Issuance of Capital Stock. Except for the issuance or sale of common Capital Stock or Permitted Preferred Stock by the Parent or the Borrower, the issuance of the Borrower Warrants or the issuance or sale of Capital Stock in connection with the exercise of the Borrower Warrants, or as otherwise permitted by Section 7.02(e)(i)(B), issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

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(m)          Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations (and the Mezzanine Indebtedness, for which the provisions of clause (viii) below shall control), make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or federal employer identification number; (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (v) make any payment of any of its or its Subsidiaries’ Subordinated Indebtedness, Indebtedness set forth on Schedule 7.02(b), the IBEX Settlement Agreement, the Investor Notes or the Blatstein Note, other than payments, so long as no Event of Default has occurred and is continuing or would result therefrom, (A) pursuant to Section 7.01(t), (B) under the Investor Notes, in accordance with the applicable subordination agreements, each in form and substance satisfactory to the Collateral Agent and in an amount not to exceed in any period the amount set forth on Schedule 1.01(E) in respect of such period, (C) under the IBEX Settlement Agreement, in an amount not to exceed $100,000 per year from January 2013 through the Final Maturity Date, (D) of trade payables or other accounts payable described in Schedule 7.02(b) incurred in the ordinary course of any Loan Party’s business not to exceed $750,000 in the aggregate, and (E) for all payments other than those permitted by subclauses (A), (B), (C) and (D), not to exceed $350,000 in the aggregate in any calendar year; (vi) make any payments on any of its or its Subsidiaries’ Indebtedness owing to Eric J. Blatstein; (vii) amend, modify or otherwise change any Securityholders Agreement if the effect thereto, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Agents or the Lenders; (viii) optionally prepay, redeem, defease, purchase, or otherwise acquire the Mezzanine Indebtedness, unless both before and after giving effect to such prepayment, redemption, defeasance, purchase or acquisition, no Event of Default shall have occurred and be continuing; or (ix) amend or otherwise modify the Mezzanine Note Purchase Documents in violation of the Intercreditor Agreement

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(n)           Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o)           Compromise of Accounts Receivable. Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than, provided no Default or Event of Default has occurred and is continuing, in the ordinary course of its business; provided, however, in no event shall any such discount, allowance or credit exceed $50,000 in the aggregate and no such extension of the time for payment shall extend beyond 30 days from the original due date thereof.

(p)           Properties. Other than with respect to any airport location, permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien (subject to Permitted Liens).

(q)           ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 or 430 of the Internal Revenue Code on or before the due date for such installment or other payment.

(r)            Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(s)           Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract, except (i) as required by law or Governmental Authority or (ii) to the extent such amendment, modification or waiver could not reasonably be expected to result in adverse consequences to any Loan Party or Secured Party (other than immaterial consequences to any Loan Party or Secured Party, either individually or taken as a whole).

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(t)            Sales and Lease Backs. Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Parent or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than the Parent or any of its Subsidiaries) in connection with such lease.

(u)           Blatstein Compensation. Pay or accrue total compensation during any Fiscal Year to Eric J. Blatstein in an aggregate amount in excess of the sum of (i) $1,750,000 per Fiscal Year (or, on and after January 1, 2014, $2,000,000 per Fiscal Year, so long as the Specified Financial Thresholds have been achieved for the immediately preceding Fiscal Year) as compensation for his employment as chief executive officer of the Parent, (ii) $60,000 per Fiscal Year for expenses related to his office in New York, New York and (iii) the deemed distributions made to Eric J. Blatstein permitted pursuant to Section 7.02(h).

(v)           Holding Companies. Permit any of the Parent, OTG or the Borrower to incur any liabilities (other than liabilities arising under the Securityholders Agreement (including Deferred Notes and the Repurchase Notes) to the extent not prohibited under this Agreement, the Loan Documents and the Mezzanine Loan Documents), own or acquire any assets (other than (i) in the case of the Parent and OTG, Capital Stock of the Borrower, and (ii) in the case of the Borrower, the Capital Stock of its Subsidiaries that are Loan Parties) or engage in any operations or business other than in the ordinary course of business consistent with their past practices.

(w)          Management and Consulting Agreements. Directly or indirectly, enter into any management or consulting or similar agreement providing for payments by any Loan Party to any Person other than, subject to the provisions of this Agreement, (i) such agreements with a Loan Party or its Subsidiaries, (ii) such agreements with Persons that are not Affiliates or Subsidiaries of a Loan Party that are entered into in the ordinary course of business and on arm’s length terms (including, without limitation, any restaurant concept development agreement entered into in connection with business development); provided, that no payments in connection with such agreements in excess of $250,000 individually and $1,000,000 in the aggregate on a consolidated basis for the Loan Parties and their Subsidiaries during any 4 consecutive fiscal quarters shall, in any case, be added back to the computation of Consolidated EBITDA of OTG and the Parent and its Subsidiaries pursuant to clause (vi) of the definition of “Consolidated EBITDA” or otherwise).

(x)            E Terminal Market, LLC. Permit E Terminal Market, LLC to own any assets or engage in any operations or business or be liable for any claim for any Indebtedness in excess of $10,000.

(y)           Fiscal Year. Cause an amendment to the Fiscal Year of OTG and the Parent and its Subsidiaries.

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Section 7.03      Financial Covenants. So long as any principal of or interest on any Loan, or any other Obligation (other than unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)           Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of OTG and the Parent and its Subsidiaries on a consolidated basis for each period of 4 consecutive fiscal quarters of OTG and the Parent and its Subsidiaries for which the last quarter ends on the last day of the fiscal quarter set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio

First Fiscal Quarter of 2013	1.40 : 1.00

Second Fiscal Quarter of 2013	1.40 : 1.00

Third Fiscal Quarter of 2013	1.40 : 1.00

Fourth Fiscal Quarter of 2013	1.40 : 1.00

First Fiscal Quarter of 2014	1.40 : 1.00

Second Fiscal Quarter of 2014	1.40 : 1.00

Third Fiscal Quarter of 2014	1.40 : 1.00

Fourth Fiscal Quarter of 2014	1.40 : 1.00

First Fiscal Quarter of 2015	1.40 : 1.00

Second Fiscal Quarter of 2015	1.40 : 1.00

Third Fiscal Quarter of 2015 and each Fiscal Quarter ended thereafter	1.50 : 1.00

 (b)          Consolidated EBITDA. Commencing with the first fiscal quarter of 2013, permit Consolidated EBITDA of OTG and the Parent and its Subsidiaries on a consolidated basis at the end of each period of 4 consecutive fiscal quarters of OTG and the Parent and its Subsidiaries ending on the last day of any fiscal quarter of the Parent and its Subsidiaries to be less than $25,000,000.

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(c)           First Lien Leverage Ratio. Permit the ratio of First Lien Indebtedness to Consolidated EBITDA of OTG and the Parent and its Subsidiaries on a consolidated basis as of the end of each period of four (4) consecutive fiscal quarters of OTG and the Parent and its Subsidiaries (the “First Lien Leverage Ratio”) for which the last quarter ends on the last day of the fiscal quarter set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	First Lien Leverage Ratio

First Fiscal Quarter of 2013	4.25 : 1.00

Second Fiscal Quarter of 2013	4.25 : 1.00

Third Fiscal Quarter of 2013	4.25 : 1.00

Fourth Fiscal Quarter of 2013	4.25 : 1.00

First Fiscal Quarter of 2014	4.25 : 1.00

Second Fiscal Quarter of 2014	4.25 : 1.00

Third Fiscal Quarter of 2014	4.25 : 1.00

Fourth Fiscal Quarter of 2014	4.25 : 1.00

First Fiscal Quarter of 2015	4.25 : 1.00

Second Fiscal Quarter of 2015	4.25 : 1.00

Third Fiscal Quarter of 2015	4.13 : 1.00

Fourth Fiscal Quarter of 2015	4.00 : 1.00

First Fiscal Quarter of 2016	3.88 : 1.00

Second Fiscal Quarter of 2016	3.75 : 1.00

Third Fiscal Quarter of 2016	3.63 : 1.00

Fourth Fiscal Quarter of 2016	3.50 : 1.00

First Fiscal Quarter of 2017	3.38 : 1.00

Second Fiscal Quarter of 2017	3.25 : 1.00

Third Fiscal Quarter of 2017	3.13 : 1.00

Fourth Fiscal Quarter of 2017	3.00 : 1.00

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ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01      Collection of Accounts Receivable; Management of Collateral. (a) On or prior to the date that is 30 days following the Effective Date, the Loan Parties shall establish, and during the term of this Agreement, maintain one or more accounts (each a “Collection Account” and, collectively, the “Collection Accounts”) with each bank set forth on Schedule 8.01 hereto or such other financial institution selected by the Loan Parties and reasonably acceptable to the Administrative Agent (each being referred to as a “Deposit Bank”). The Loan Parties shall be required to maintain control agreements over all of their deposit accounts (including the Collection Accounts, but excluding the Excluded Deposit Accounts). The Loan Parties shall irrevocably instruct their Account Debtors (including all credit card issuers and processors), with respect to Accounts Receivable of the Loan Parties, to remit all payments to be made by checks or drafts to the Collection Accounts and to remit all payments to be made by wire transfer or by ACH payment to the Collection Accounts. The Loan Parties shall deposit all amounts received by the Loan Parties in the Collection Account at such Deposit Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. Until the Administrative Agent has advised the Loan Parties to the contrary after the occurrence and during the continuance of an Event of Default, the Loan Parties may and will enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties for the Administrative Agent’s benefit and on the Administrative Agent’s behalf, but at the Loan Parties’ expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuance of an Event of Default. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Loan Parties from any of their Account Debtors, as proceeds from Accounts Receivable of the Loan Parties, or as proceeds of any other Collateral, shall be held by the Loan Parties in trust for the Agents and the Lenders, and upon receipt be deposited by the Loan Parties in original form and no later than the next Business Day after receipt thereof into a Collection Account. The Loan Parties shall not commingle such collections with the Loan Parties’ own funds or the funds of any of their Subsidiaries or Affiliates or with the proceeds of any assets not included in the Collateral. Upon the occurrence and during the continuance of an Event of Default, all funds received in the Collection Accounts shall be sent by wire transfer or ACH payment to the Administrative Agent’s Account for application at the end of each Business Day to reduce the then principal balance of the Obligations, conditional upon final payment to the Administrative Agent. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.

(b)           After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Agents’ and the Lenders’ security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. The Loan Parties shall not, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Default or Event of Default, as permitted by Section 7.02(o).

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(c)            Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties’ attorney-in-fact with power exercisable only during the continuance of an Event of Default to endorse any Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party’s name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Commitments are terminated.

(d)           Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(e)            If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties’ account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(f)             Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

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Section 8.02      Accounts Receivable Documentation. The Loan Parties will at such intervals as the Agents may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any such Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Loan Parties shall notify the Agents of any non-compliance in any material respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. The Loan Parties’ failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral. The Loan Parties shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Loan Parties’ industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such. If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties’ customers’ credit, the Loan Parties will promptly advise the Agents thereof.

Section 8.03      Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall have rights in and to the Collateral, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Secured Parties and Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (c) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any material portion of the Collateral, and any other matters materially affecting the value, enforceability or collectibility of any material portion of the Collateral; and (d) such Loan Party is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

Section 8.04      Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Secured Parties’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All reasonable out-of-pocket costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and may be charged to the Loan Account.

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ARTICLE IX

EVENTS OF DEFAULT

Section 9.01       Events of Default. If any of the following Events of Default shall occur and be continuing:

(a)            any Borrower shall fail to pay any principal of or interest on any Loan, any Collateral Agent Advance or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b)            any representation, warranty, or certification made or deemed made by or on behalf of any Credit Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c)            any Loan Party shall fail to perform or comply with any covenant or agreement contained in paragraphs (a), (b), (c), (d), (f), (g), (h), (p), (q), (r), (s), (t), (u), (v) or (w) of Section 7.01, Section 7.02, Section 7.03 or ARTICLE VIII, or any Credit Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party, the Blatstein Pledge Agreement to which it is a party or any Mortgage to which it is a party;

(d)            any Loan Party shall fail to perform or comply with any term, covenant or agreement contained in Section 7.01 of this Agreement (to the extent not otherwise provided in paragraph (c) of this Section 9.01) and such failure, if capable of being remedied, shall remain unremedied for a period of 10 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party

(e)           any Credit Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b), (c) and (d) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 20 days after the earlier of the date a senior officer of any Credit Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Credit Party;

(f)            any Credit Party or any of its Subsidiaries shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding the Obligations), to the extent that the aggregate principal amount of all such Indebtedness exceeds $100,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

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(g)           any Credit Party or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (g);

(h)           any proceeding shall be instituted against any Credit Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(i)            any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Credit Party intended to be a party thereto, or the validity or enforceability thereof shall be contested in writing by any party thereto, or a proceeding shall be commenced by any Credit Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Credit Party shall deny in writing that it has any liability or obligation under any Loan Document;

(j)            any Security Agreement, the Blatstein Pledge Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason (other than pursuant to the terms thereof or as a result of the gross negligence of any Agent) fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties on any Collateral in excess of $100,000 in the aggregate purported to be covered thereby;

(k)           any bank at which any deposit account, blocked account, or lockbox account of any Loan Party is maintained shall fail to comply with any of the material terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the material terms of any investment property control agreement to which such Person is a party in each case in a manner materially adverse to any Agent or Lender;

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(l)            one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $100,000 in the aggregate shall be rendered against any Credit Party or any of its Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (l) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof, (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement and (C) enforcement proceedings have not been commenced upon such judgment, order, award, or settlement;

(m)          any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

(n)           any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(o)           any cessation of a substantial part of the business of any Loan Party or any of its Subsidiaries for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(p)           the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(q)           the indictment of any Credit Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Credit Party or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

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(r)            any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $100,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $100,000;

(s)           any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $100,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(t)            any Loan Party or any of its Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect;

(u)           a Change of Control shall have occurred;

(v)           the occurrence of any “Event of Default” under and as defined in the Mezzanine Note Purchase Agreement;

(w)          (i) a breach, default or event of default shall occur under any Concession Agreement (after the expiration of the applicable grace period, if any, specified in such Concession Agreement) if (A) the effect of such breach, default or event of default is to permit the Lessor thereunder to terminate such Concession Agreement and (B) the Required Lenders believe in good faith and have notified the Borrower in writing that such breach, default or event of default is reasonably likely to result in a termination of such Concession Agreement, (ii) any Concession Agreement shall terminate for any reason (other than by expiration of its scheduled term or if terminated by a Loan Party or its Subsidiaries) or (iii) the Lessor shall exercise any remedies under any Concession Agreement which exercise of remedies could reasonably be expected to adversely affect the ability of the Loan Parties to repay or otherwise perform their Obligations under this Agreement; or

(x)            an event or development occurs which could reasonably be expected to have a Material Adverse Effect;

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then, and in any such event, the Collateral Agent shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (g) or (h) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01   Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and required to be delivered to each Lender pursuant to the terms of this Agreement, provided that none of the Agents shall have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Credit Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), none of the Agents shall be required to exercise any discretion or take any action, but the Agents shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans.

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Section 10.02    Nature of Duties. None of the Agents shall have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. None of the Agents shall have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Credit Parties and the value of the Collateral, and none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Credit Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03    Rights, Exculpation, Etc. None of the Agents and their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. None of the Agents shall be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

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Section 10.04    Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05    Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and without limiting the obligation of the Loan Parties to do so, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06    Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

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Section 10.07     Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) days’ prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

                                               (b)            Upon any such notice of resignation, the Required Lenders shall have the right, upon not less than ten (10) Business Days’ notice to the Borrower, to appoint a successor Agent, subject (if no Event of Default has occurred and is continuing) to the approval of the Borrower (not to be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this ARTICLE X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

                                               (c)             If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent, with the consent of the other Agents and, if no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed), shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agents, appoint a successor Agent as provided above.

Section 10.08     Collateral Matters.

                                               (a)             The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Reference Rate.

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(b)            The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans, and all other Obligations (other than unasserted contingent indemnification obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c)            Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Secured Parties upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)            The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

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Section 10.09     Agency for Perfection. Each Secured Party hereby appoints each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Secured Party hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Secured Parties. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10     Intercreditor Agreement. Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to enter into the Intercreditor Agreement on its behalf and to take such action on its behalf under the provisions thereof. Each Lender further agrees to be bound by the terms and conditions of the Intercreditor Agreement and agrees that it shall not take any action that is prohibited by or inconsistent with the terms of the Intercreditor Agreement. Each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Intercreditor Agreement. Each holder of the Obligations, by its acceptance hereof, irrevocably agrees to be bound by the terms, conditions and provisions of the Intercreditor Agreement.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

OTG Management, LLC
c/o OTG JFK T5 Venture, LLC
JFK International Airport
Terminal 5
Jamaica, NY 11430
Attention: Joseph G. Ozalas, Chief Financial Officer
Telephone: 718-656-6210
Telecopier: 718-995-4943

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with a copy to:

OTG Management, LLC
335 West Butler Avenue
Suite 120
Chalfont, PA 18914
Attention: Christopher J. Redd, General Counsel
Telephone: 215-997-0665
Telecopier: 215-882-1165

in each case, with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Douglas Ryder, Esq.
Telephone: 212-310-8665
Telecopier: 212-310-8007

if to the Administrative Agent, to it at the following address:

Highbridge Principal Strategies, LLC
40 West 57th Street, 33rd Floor
New York, NY 10019
Attention: Kevin Griffin
Telephone: 212-287-6805
Telecopier: 646-495-4450

if to the Collateral Agent, to it at the following address:

Highbridge Principal Strategies, LLC
40 West 57th Street, 33rd Floor
New York, NY 10019
Attention: Kevin Griffin
Telephone: 212-287-6805
Telecopier: 646-495-4450

in each case, with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Frederic L. Ragucci, Esq.
Telephone: 212-756-2000
Telecopier: 212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent.

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Section 12.02     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on the Loans payable to any Lender, in each case without the written consent of each Lender affected thereby, (ii) increase the Total Commitment, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of “Required Lenders” or “Pro Rata Share”, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Secured Parties, or release any Borrower or any Guarantor, or (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement, in the case of clauses (ii) through (vi), without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by (A) the Collateral Agent or the Administrative Agent, as the case may be, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, and (B) Ares (for so long as Ares is a Lender hereunder or Ares or any of its Affiliates is the holder of Borrower Warrants), modify clause (I) of Section 7.02(h). This Agreement and any other Loan Document may be amended, supplemented and waived with the consent of the Collateral Agent at the request of the Borrower without the need to obtain the consent of any Lender or other Agent if such amendment, supplement or waiver is delivered in order to cure ambiguities, omissions, mistakes or defects that are either immaterial in nature, or not adverse to the Lenders.

Section 12.03     No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

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Section 12.04     Expenses; Taxes; Attorneys’ Fees. Subject to the applicable terms of Section 4.01, which shall govern as to the subject matter thereof in the event of any conflict with this Section 12.04, the Borrower will pay on demand, all reasonable out-of-pocket costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (c) through (m) below (in the case of (m), to the extent related to clauses (c) through (l) only), each other Secured Party), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (c) through (m) below (in the case of (m), to the extent related to clauses (c) through (l) only), each other Secured Party), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Secured Parties’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Secured Party by any Person that arises from or relates to this Agreement, any other Loan Document, any of the Secured Parties’ claims against any Credit Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Secured Party, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Credit Party any amounts due but unpaid, (j) all liabilities and costs of any Secured Party arising from or in connection with the past, present or future operations of any Credit Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs of any Secured Party incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Credit Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Secured Party of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (i) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (ii) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.05     Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Secured Party may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Secured Party shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Secured Party agrees to notify such Loan Party promptly after any such set-off and application made by such Secured Party provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Parties under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Secured Parties may have under this Agreement, any other Loan Documents, applicable law or otherwise.

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Section 12.06     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07     Assignments and Participations.

(a)          This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)          (i)          Subject to clause (ii) hereof, each Lender may with the written consent of the Collateral Agent, such consent not to be unreasonably withheld, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitments and any Loan made by it; provided, however, that (A) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment and/or Loans) (except such minimum amount shall not apply to an assignment (1) for which the Collateral Agent waives such minimum amount or (2) by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof, (B) no consent of the Collateral Agent shall be required for an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender, (C) the parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender), and (D) notwithstanding anything to the contrary contained herein, unless an Event of Default has occurred and is continuing, no such assignment may be made to an Excluded Entity. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

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(ii)          Before any Initial Lender transfers or assigns all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitments or any Loan made by it, or sells a participation in all or a portion of its rights and obligations under this Agreement (each such transfer, assignment and sale being hereinafter referred to as a “Sale”), to any Person (other than an Affiliate or Related Fund of such Initial Lender) at any time (such proposed purchaser, a “Buyer”), such Initial Lender (the “Selling Lender”) shall offer to the other Initial Lender in writing a right of first refusal to purchase the portion of its interest so offered for Sale to the Buyer on the same terms and conditions on which the Buyer has agreed to consummate such Sale (the “Right of First Refusal”). Promptly following receipt by an Initial Lender of any Right of First Refusal, such Initial Lender shall promptly (and in any event, within five (5) Business Days) accept or reject such Right of First Refusal, and, if accepted, shall promptly (and in any event within five (5) Business Days of receipt by the Selling Lender of such acceptance) consummate the purchase of such Sale, failing which such Selling Lender shall be free to consummate such Sale to the Buyer. For the avoidance of doubt, if an Initial Lender makes a Sale to an Affiliate or Related Fund, the provisions of this Section 12.07(b)(ii) applicable to any Initial Lender shall apply to such Affiliate or Related Fund.

(c)          By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; (vi) such assignee represents and warrants that it is not an Excluded Entity; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

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(d)          The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of the Lenders, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”).

(e)          Upon receipt by the Administrative Agent of a completed Assignment and Acceptance and subject to any consent required from the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f)          A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g)          In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

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(h)          Any Foreign Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.08.

(i)          Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; provided it complies with the requirements thereof as if it were a Lender.

(j)          Notwithstanding anything to the contrary herein, and without the need of any consent, joinder agreement or any other action on the part of any Secured Party or any Secured Party’s pledgee, any Secured Party may pledge all or any portion of such Secured Party’s interests, rights or obligations hereunder or under the other Loan Documents to secure the obligations of such Secured Party or any of its Affiliates to any financial institution or other lender (and/or any agent, trustee or representative of such financial institution or lender) providing any loan or other extension of credit to or for the account of such Secured Party or any of its Affiliates.

Section 12.08     Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

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Section 12.09     GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10     CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE SECURED PARTIES TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11     WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, AND EACH SECURED PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SECURED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY SECURED PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SECURED PARTIES ENTERING INTO THIS AGREEMENT.

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Section 12.12     Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge.

Section 12.13     No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14     Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Secured Party and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party. The provisions of this Section 12.14 shall survive the repayment of the Obligations and release of the Liens granted under the Loan Documents.

Section 12.15     Indemnification.

(a)          General Indemnity. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, (but limited, in the case of legal fees and expenses, to one counsel to such Indemnitees taken as a whole and, solely in the case of a conflict of interest or perceived conflict of interest, one additional counsel to all similarly-situated affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole and, solely in the case of such conflict of interest or perceived conflict of interest, one additional local counsel to all similarly-situated affected Indemnitees taken as a whole)), whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Secured Party’s furnishing of funds to the Borrower pursuant to this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

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(b)          Environmental Indemnity. Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), (but limited, in the case of legal fees and expenses, to one counsel to such Indemnitees taken as a whole and, solely in the case of a conflict of interest or perceived conflict of interest, one additional counsel to all similarly-situated affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole and, solely in the case of such conflict of interest or perceived conflict of interest, one additional local counsel to all similarly-situated affected Indemnitees taken as a whole))arising out of (i) any Releases or threatened Releases (A) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (B) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(i). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

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(c)          The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16     Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, all fees payable pursuant to the Fee Letter and the Unused Line Fee shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17     Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party and each Secured Party and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18     Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under any law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender to the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under any law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, to the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by any law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

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For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19     Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to such Person to be subject to a confidentiality obligation not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel or financial advisors for any Agent or any Lender, (iii) to (A) examiners, auditors or accountants, (B) Securitization Parties or (C) any financial institution or other lender (and/or any agent, trustee or representative of such financial institution or lender) providing any loan or other extension of credit to or for the account of any Lender or any of its Affiliates as referred to in Section 12.07(j), (iv) in connection with any litigation to which any Agent or any Lender is a party, (v) to any assignee or participant (or prospective assignee or participant), (other than, except during the continuance of an Event of Default, an Excluded Entity) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19 or (vi) to its Affiliates and Related Funds, and to their respective investors, limited partners, directors, officers, employees and representatives. Notwithstanding the foregoing, each Agent and each Lender may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to any Agent or any Lender relating to such tax treatment and tax structure. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

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Section 12.20     Patriot Act. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 12.21     Advertising and Publicity. No Parties hereto shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by the Lenders pursuant to this Agreement and the other Loan Documents without the prior written consent of in the case of the Loan Parties, the Administrative Agent, and in the case of any Agent or Lender, the Borrower. Nothing in the foregoing shall be construed to prohibit any Loan Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, such Loan Party shall promptly notify the Administrative Agent of the requirement to make such submission or filing and provide the Administrative Agent with a copy thereof.

Section 12.22     Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

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Section 12.23     Debtor-Creditor Relationship. The relationship between the Secured Parties, on the one hand, and the Loan Parties on the other hand, is solely that of creditor and debtor. No Secured Party has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency or joint venture relationship between the Secured Parties, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

OTG MANAGEMENT, LLC

By:
Name: Christopher J. Redd
Title: Secretary, Vice President & General Counsel

Financing Agreement

PARENT GUARANTORS:

OTG MANAGEMENT, INC.
OTG CONSOLIDATED HOLDINGS, INC.

By:
Name: Christopher J. Redd
Title: Secretary, Vice President & General Counsel

Financing Agreement

GUARANTORS:

OTG MANAGEMENT JFK, LLC
OTG JFK T5 VENTURE, LLC
LAGUARDIA USA, LLC
OTG MANAGEMENT YYZ, LLC
OTG MANAGEMENT T8, LLC
OTG MANAGEMENT TUCSON, LLC
OTG MANAGEMENT BOS, LLC
OTG MANAGEMENT DCA, LLC
OTG MANAGEMENT MIDWEST, LLC
OTG MANAGEMENT MCO, LLC
OTG MANAGEMENT PHL, LLC
OTG EXPERIENCE, LLC
AIRBEV, LLC
LGABEV, LLC
BISTRO ONE, LLC
TERMINAL D BAR & GRILL, LLC

By:
Name: Christopher J. Redd
Title: Secretary, Vice President & General Counsel

TERMINAL ONE, L.P.,
By: BISTRO ONE, LLC, its General Partner

By:
Name: Christopher J. Redd
Title: Secretary, Vice President & General Counsel

Financing Agreement

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

By:
Name: Kevin Griffin
Title: Managing Director

Financing Agreement

LENDERS

HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIALTY LOAN FUND III, L.P.

By:	Highbridge Principal Strategies, LLC, its Investment Manager

By:
Name: Kevin Griffin
Title: Managing Director

Financing Agreement

HIGHBRIDGE SPECIALTY LOAN SECTOR B INVESTMENT FUND, L.P.

By:	Highbridge Principal Strategies, LLC, as Trading Manager

By:
Name: Kevin Griffin
Title: Managing Director

Financing Agreement

HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIALTY LOAN INSTITUTIONAL FUND III, L.P.

By:	Highbridge Principal Strategies, LLC, its Manager

By:
Name: Kevin Griffin
Title: Managing Director

Financing Agreement

CHASE LINCOLN FIRST COMMERCIAL CORPORATION

By:
Name: Steven Sonnick
Title: Managing Director

Financing Agreement

FORETHOUGHT LIFE INSURANCE COMPANY

By:	Highbridge Principal Strategies, LLC, its Investment Manager

By:
Name: Kevin Griffin
Title: Managing Director

Financing Agreement

LINCOLN INVESTMENT SOLUTIONS, INC.

By:	Highbridge Principal Strategies, LLC, its Investment Manager

By:
Name: Kevin Griffin
Title: Managing Director

Financing Agreement

HIGHBRIDGE PRINCIPAL STRATEGIES – NDT SENIOR LOAN FUND L.P.

By:	Highbridge Principal Strategies, LLC, its Manager

By:
Name: Kevin Griffin
Title: Managing Director

Financing Agreement

ARES CAPITAL CORPORATION

By:
Name: R. Klpp deVeer
Title: Authorized Signatory

Financing Agreement